Exhibit 10.36

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

RESEARCH SUBSCRIPTION AGREEMENT

THIS RESEARCH SUBSCRIPTION AGREEMENT (the “Agreement”), effective as of February 8, 2002 (the “Effective Date”), is entered into between DELTAGEN, INC., a Delaware corporation with a place of business at 740 Bay Road, Redwood City, CA 94063, U.S.A. (“Deltagen”), and MERCK & CO., INC., a New Jersey corporation with a place of business at One Merck Drive, P.O. Box 100, Whitehouse Station, New Jersey 08889-0100 (“Merck”). Deltagen and Merck are sometimes referred to herein individually, as a “Party” and collectively, as the “Parties.”

WHEREAS, Deltagen owns or has the rights to a functional genomics database and proprietary software known as DeltaBase (as such term is defined below) that is comprised of certain data and information (including genetic, phenotypic and related data and information relating to Knockout Mice Materials,[ * ] and/or[ * ] (as each such term is defined below) that Deltagen provides under a subscription on a non-exclusive basis to subscribers;

WHEREAS, Merck wishes to obtain, and Deltagen wishes to grant to Merck, a non-exclusive license and subscription to DeltaBase, and a non-exclusive license to, and supply of, Knockout Mice Materials, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Parties hereby acknowledge and recognize that the terms and conditions set forth in this Agreement reflect that Merck is an early-access DeltaBase subscriber and as such, the terms and conditions of this Agreement may in some instances vary from, or be more favorable than, those granted to future DeltaBase subscribers.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and conditions set forth in this Agreement, the Parties agree as follows:

1.    DEFINITIONS.

1.1.  “Access Term” shall mean, with respect to (a) any Back Data Sets or Proposed Target Gene Data Sets Delivered to Merck hereunder, the period commencing when such Back Data Sets or Proposed Target Gene Data Sets are Delivered to Merck and ending on the later of (i) the[ * ] of the date of such Delivery, or (ii) such later date as may be obtained if Merck exercises its rights of extension under Section 2.9.2, or its option for a license under Sections 2.10.1 or 2.10.2 and/or 4.2; or (b) any Data Set (other than any Data Set included in the Back Data Sets or Proposed Target Gene Data Sets) Delivered to Merck hereunder during the Subscription Term, the period commencing when such Data Set is Delivered to Merck and ending on the later of (i) the second (2nd) anniversary of the date of such Delivery, (ii) the third (3rd) anniversary of the Effective Date of this

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Agreement, or (iii) such later date as may be obtained if Merck exercises its rights of extension under Section 2.9.2, or its option for a license under Sections 2.10.1, 2.10.2 and/or 4.2. (c) Notwithstanding the foregoing, in the event that Merck extends the Subscription Term in accordance with Section 2.9.1(b), then, for any Data Sets for which the Access Term would otherwise terminate prior to the termination of such Extension Period(s), such Access Term shall be extended for the duration of the Access Term applicable to such extension(s) of the Subscription Term.

1.2.  “Affiliate” shall mean: (a) with respect to Merck, (i) any entity listed on Exhibit G hereof as of the Effective Date, (ii) any Person directly or indirectly controlling or controlled by or under common control with Merck, where “control” in this context in this subsection (a)(ii) is defined as the ownership of [ * ] or more of the voting stock or other voting interests in the Person in question and which Person is listed on Exhibit G from time to time after the Effective Date by written notice to Deltagen, and (iii) [ * ] any Person directly or indirectly controlling or controlled by or under common control with Merck, where “control” in this context in this subsection (a)(iii) is defined as the ownership of at least [ * ] of the voting stock or other voting interests in the Person in question (collectively (“Merck Affiliates”); and (b) with respect to Deltagen, any Person directly or indirectly controlling or controlled by or under common control with Deltagen, where “control” in this context in this subsection (b) is defined as the ownership of more than fifty percent (50%) of the voting stock or other voting interests in the Person in question. Notwithstanding subsection (a) of this Section 1.2, if at any time, (x) Merck owns [ * ] of the voting stock or other voting interests in any Person that was included as a Merck Affiliate under subsection (a)(ii) of this Section 1.2, or (y) Merck owns [ * ] of the voting stock or other voting interests in any Person that was included as a Merck Affiliate under subsection (a)(iii) of this Section 1.2 or does not have the [ * ] of a Merck Affiliate to the extent of [ * ] of such Merck Affiliate, or (z) Merck’s percentage ownership of any of the voting stock or other voting interest in any Merck Affiliate under subsections (a)(i) of this Section 1.2 changes, then, upon the occurrence of the events set forth in any of the foregoing subsections (x), (y) or (z), as applicable, such Person [ * ] from the definition set forth in the relevant subsection (a)(i), (a)(ii) or (a)(iii), as applicable, of this Section 1.2, and, unless such Person, at such time or thereafter, [ * ] under subsection(s) (a)(ii) or (a)(iii) of this Section 1.2, such Person shall no longer be a “Merck Affiliate” hereunder unless otherwise agreed in writing by Deltagen.

1.3.  “Back Data Sets” shall mean the Data Set(s) included in DeltaBase as initially installed by Deltagen, as such term is defined in Section 2.5.2.

1.4.  “Claim” as used in Section 7.5, shall mean any claim or action threatened or asserted by a Third Party against (a) Merck, any Merck Affiliate, any [ * ], and/or any [ * ] of Merck, alleging infringement and/or misappropriation of such Third

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Party’s intellectual property rights based upon Merck’s access to and/or use of the DeltaBase and/or Knockout Mice Materials and/or as a result of the exercise of the rights and license(s) granted by Deltagen to Merck under this Agreement; and/or (b) Deltagen, any Affiliate of Deltagen and/or any other DeltaBase Subscribers alleging infringement and/or misappropriation of such Third Party’s intellectual property rights based upon access to and/or use of the DeltaBase or Knockout Mice Materials and with respect to other DeltaBase Subscribers, as a result of the exercise of the rights and license(s) granted by Deltagen to such DeltaBase Subscribers.

1.5.  “Confidential Information” means either Deltagen Confidential Information or Merck Confidential Information, as applicable.

1.6.  “Data Set” shall mean a data set with a distinct phenotypic analysis of Knockout Mice corresponding to a distinct mouse Target Gene, and including a data set where such analysis is included in a Phenotype Set in accordance with Exhibit D hereto. The Back Data Sets and the Proposed Target Gene Data Sets are included in this definition.

1.7.  “Deltagen Contact Person” shall have the meaning set forth in Section 2.4.2.

1.8.  “DeltaBase” shall mean Deltagen’s functional genomics database and proprietary software in machine readable, object code form comprised of the DeltaBase Information and the DeltaBase Functionality as Delivered to Merck hereunder.

1.9.  “Delivery” shall mean, as the context requires, either (a) with respect to DeltaBase, delivery to Merck of DeltaBase with the Back Data Sets in accordance with the DeltaBase Specifications and the content criteria described in Exhibit D, and (b) with respect to Data Sets, delivery to Merck hereunder of the Data Sets in accordance the DeltaBase Specifications, and content criteria described in Exhibit D. To have so delivered DeltaBase or a Data Set, as applicable, shall be referred to herein as “Delivered,” or to so deliver DeltaBase or a Data Set, as applicable, shall be referred to herein as “Deliver.”

1.10.  “DeltaBase Access Plan” shall mean the plan mutually agreed to by the Parties, substantially as set out in Article 2 of this Agreement and Exhibits A, B and C, which establishes conditions for installation of by Deltagen, and acceptance of and access to by Merck, DeltaBase, including a description of the Merck DeltaBase Server, hardware and software requirements, and the parameters for DeltaBase performance agreed to by the Parties.

1.11.  “DeltaBase [ * ] COPY” shall have the meaning set forth in Section 2.3.6.

1.12. “DeltaBase Functionality” shall mean the machine readable, object code version of the proprietary DeltaBase software, interface and database that contains the DeltaBase Information and that allows DeltaBase Subscribers to store, search and

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retrieve DeltaBase Information contained in DeltaBase (together with any Updates and Upgrades to DeltaBase); provided, however, that the DeltaBase Functionality shall exclude the performance of all Third Party hardware and software listed on Exhibit B, but only to the extent that such performance is not dependent on integration by Deltagen of such Third Party hardware and software listed on Exhibit B with DeltaBase as provided to Merck in accordance with the DeltaBase Specifications as a turnkey system.

1.13.  “DeltaBase Information” shall mean the information contained in DeltaBase including genetic, phenotypic and related data and/or information generated or developed by or on behalf of Deltagen from or relating to Knockout Mice, [ * ] and [ * ], including as set out in Exhibit D, and entered into DeltaBase licensed and provided to Merck on a non-exclusive basis hereunder, but does not include data or information contained in Third Party software (whether or not listed on Exhibit B) or in other software and/or databases that may be utilized by Merck or Merck Affiliates in connection with DeltaBase. The Parties hereby acknowledge that (i) the DeltaBase Information is provided under a subscription to DeltaBase on a non-exclusive basis to DeltaBase Subscribers generally, and (ii) Deltagen may have developed or generated other genetic, phenotypic and related data and/or information for its own use, or for use by Third Parties, which is not included in DeltaBase.

1.14.  “DeltaBase Subscribers” shall mean any Third Parties to whom Deltagen has granted, or will grant, a non-exclusive license and subscription to DeltaBase, and a non-exclusive license to, and supply of, Knockout Mice Materials pursuant to an agreement between Deltagen and such Third Party, under which such Third Party is obligated to pay to Deltagen certain [ * ] and [ * ] as well as certain [ * ] for certain products developed and commercialized as a result of such Third Party’s use of and access to DeltaBase and the Knockout Mice Materials provided to it by Deltagen under such agreement, and which fees and payments shall be [ * ] (including with respect to [ * ] and [ * ] and [ * ] and [ * ]) those set forth in this Agreement.

1.15.  “Deltagen Confidential Information” shall mean (i) DeltaBase (including the DeltaBase Information); (ii) the Deltagen Intellectual Property; and (iii) all other data and/or information of any kind whatsoever (including data, databases, compilations, formulae, schemata, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments, of any kind, of such information (including apparatus, compositions, documents, drawings, machinery, patent applications, records, laboratory and research notebooks, memoranda and reports), insofar as Deltagen has disclosed them to Merck, or Merck has obtained them, under this Agreement, [including any such information, data or materials disclosed by Deltagen to the Steering Committee (including any such information, data or materials contained

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in Steering Committee Minutes), whether or not such information, data and materials have been identified by Deltagen as confidential, or otherwise confirmed in writing by Deltagen as confidential], and at the time of disclosure has identified them as confidential, or if disclosed or obtained orally or visually (or otherwise in a non-written form), was described or summarized in a writing or other tangible form and identified as confidential to Merck within [ * ] of such disclosure. Notwithstanding the foregoing, the obligations of Merck under this Agreement with respect to Deltagen Confidential Information shall not apply to any information which Merck can establish by competent proof (a) to be publicly known at or after the time of Deltagen’s disclosure without fault by Merck; (b) to have been received by Merck at any time from a source other than Deltagen, where such source is not under an obligation of confidentiality to Deltagen; (c) to have been otherwise known by Merck before disclosure by Deltagen; or (d) to have been developed independently by Merck or any Merck Affiliates or any of their respective employees, consultants or agents without knowledge of any relevant Confidential Information of Deltagen.

1.16.  “Deltagen Copyrights” shall mean copyrights, and moral rights as applicable, with respect to DeltaBase which, during the term of this Agreement are owned or controlled by Deltagen and which Deltagen has the right to license or sublicense to Merck hereunder (and subject to all conditions and limitations on Deltagen’s right to so license or sublicense the same).

1.17.  “Deltagen Intellectual Property” shall mean Deltagen Patent Rights, Deltagen Know-How and Deltagen Copyrights.

1.18.  “Deltagen Know-How” shall mean any and all information, data and materials including technology, processes, methods, protocols, discoveries, inventions, know-how, and trade secrets (whether or not patentable or reduced to practice), which, during the term of this Agreement: (a) are owned or controlled by Deltagen and which Deltagen has the right to license or sublicense to Merck hereunder (and subject to all conditions and limitations on Deltagen’s right to so license or sublicense the same); (b) are not publicly known; and (c) that are [ * ] for Merck to exercise the licenses with respect to DeltaBase and/or any Knockout Mice Materials granted to Merck under this Agreement. Notwithstanding the foregoing, the following are expressly excluded from this definition of Deltagen Know-How: (1) all Deltagen Patent Rights; and (2) all intellectual property owned or controlled by Deltagen relating to, and to the extent such intellectual property relates to, any (A) methods of producing and/or breeding transgenic animals (including Knockout Mice), or methods of producing libraries, clones, plasmids, constructs and vectors [ * ] used in such methods, and/or (B) products, formulations or compositions, or any uses of any of the foregoing (other than any uses permitted hereunder, and any intellectual property relating to DeltaBase or any Knockout Mice Materials provided by Deltagen to Merck hereunder) invented, developed or acquired by Deltagen itself, or through or in collaboration

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with any other Person (except with Merck or any Merck Affiliates) to affect a phenotype caused by, or associated with, any Target Gene or Mutated Gene and/or any allelic variant, homolog or ortholog thereof or any expression product or analog thereof.

1.19.  “Deltagen Patent Rights” shall mean (a) patents and/or patent applications owned by or licensed to Deltagen during the Access Term to which Deltagen has the right to license or sublicense to Merck hereunder (and subject to all conditions and limitations on Deltagen’s right to so license or sublicense the same), including the patents and patent applications [ * ](which Schedule shall be provided to Merck at closing, and shall include, if reasonably available to Deltagen, (1) [ * ](2)[ * ] (3) [ * ] and (4) [ * ] and which Schedule shall be [ * ]), that claim (i) with respect to a [ * ], any such [ * ] and/or any [ * ] which contain within the [ * ] of any such [ * ] the corresponding [ * ], or uses thereof, and/or (ii) DeltaBase, or uses thereof; and (b) any divisions, continuations, re-issues, reexaminations, extensions or other governmental actions which extend any of the subject matter of such patent applications or patents. Notwithstanding the foregoing, all Excluded Patent Rights are expressly excluded from this definition of Deltagen Patent Rights.

1.20.  “Derived” or “derived” shall mean [ * ] otherwise generated, and anything so Derived shall be referred to herein as a “derivative,” or as “derivatives,” whether in initial caps or lower case.

1.21.  “DeltaBase Specifications” shall mean the functional content and performance specifications for DeltaBase as set forth in Exhibit A.

1.22.  “Diagnostic Product” shall mean any composition, device, kit or other product (other than a database) developed and/or commercialized by Merck or any of its Affiliates, or any of their respective (sub)licensees with respect to any such composition, device, kit or other product, or any of their respective successors or assigns, to or of such composition, device, kit or other product used for (l)[ * ], (2) the [ * ] of a [ * ] of any disease, state or condition in humans, and/or (3)[ * ] which [ * ] is [ * ] a [ * ] on said Knockout Mouse which also describes (x) the particular [ * ] associated with said [ * ] and (y) said [ * ] and/or said [ * ] and (iii)[ * ] , or (y) to [ * ] a method of prevention or treatment of the same [ * ], and/or (z)[ * ] [ * ] to [ * ] described in subsection (a)(ii) herein, or any Progeny or Knockout Derivatives [ * ] (ii) the use of DeltaBase (including any DeltaBase Information). Diagnostic Product specifically excludes Eligible Compound(s).

1.23.  “Effective Date” shall mean the date first set forth above.

1.24.  “Eligible Compound” shall mean any compound developed and/or commercialized by Merck or any of its Affiliates, or any of their respective (sub)licensees with respect to any such compound, or any of their respective successors or assigns with respect to any such compound, which has (a) (i) a [ *

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] on a [ * ](or [ * ]) or the corresponding [ * ] of the [ * ](or [ * ]), or the product of such [ * ](or [ * ]), such as any [ * ] from such [ * ](or [ * ]), and (ii) the corresponding [ * ] containing said [ * ] has been [ * ] or [ * ] to contain the [ * ] within [ * ] such that said [ * ] are used to produce a [ * ] which contains within its genome the [ * ] wherein [ * ] which also describes (x) the particular [ * ] associated with said Knockout Mouse, and (y) said [ * ] and/or said [ * ] and (iii)[ * ].

1.25.  “ES [ * ] Line” shall mean, with respect to a Target Gene, [ * ] line that is used to produce a defined strain of Knockout Mice containing within their genome the corresponding [ * ].

1.26.  “Excluded Patent Rights” shall mean (a) the patents and/or patent applications owned by, or licensed to, Deltagen that claim, and to the extent such patents and/or patent applications claim, (i) methods of producing and/or breeding transgenic animals (including Knockout Mice), or methods of producing libraries, clones, plasmids, constructs and vectors (including[ * ]) used in such methods, and/or (ii) any products, formulations or compositions (or any uses of any of the foregoing) (other than any uses permitted hereunder for DeltaBase or any Knockout Mice Materials provided by Deltagen to Merck hereunder) invented, developed or acquired by Deltagen or any of its Affiliates, itself, themselves or through or in collaboration with any other Person to affect a phenotype caused by or associated with any Target Gene or [ * ] and/or any allelic variant, homolog or ortholog thereof or expression product or analog thereof; and (b) any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in subsection (a) above.

1.27.  “FDA” shall mean the U.S. Food & Drug Administration, and any successor government authority having substantially the same function.

1.28.  “First Extension Period” shall have the meaning set forth in Section 1.52.

1.29.  “Installation Site” shall mean the [ * ] facility at [ * ](the “Initial Installation Site”), and any such additional installation sites at Merck’s or Merck Affiliates’ facilities, that Merck may nominate pursuant to Section 2.4.3, where the DeltaBase shall be installed by Deltagen on behalf of Merck pursuant to the terms of this Agreement.

1.30.  “Knockout Derivatives” shall mean any (a) [ * ] and/or (b) [ * ]

1.31.  “Knockout Mice” or “Knockout Mouse” shall mean mice or a mouse containing within their or its genome a [ * ].

1.32.  “Knockout Mice Materials” or “Knockout Mouse Materials” shall mean [ * ].

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1.33.  “Major Market Countries” shall mean [ * ]. Each individually, a “Major Market Country.”

1.34.  “Material Transfer Agreement” shall mean a material transfer agreement in the form set out in Exhibit F, or a modified version thereof [ * ].

1.35.  “Merck Confidential Information” means any and all information, data and material including all scientific, preclinical, clinical, regulatory, manufacturing, marketing, financial and commercial information, data, and material, including patent applications, whether communicated in writing or orally or by any other method, which is provided by Merck to Deltagen in connection with this Agreement, including any such information, data or materials disclosed by [ * ], and all tangible and intangible embodiments, of any kind, of such information. Notwithstanding the foregoing, the obligations of Deltagen under this Agreement with respect to Merck Confidential Information shall not apply to any information which Deltagen can establish by competent proof (a) to be publicly known at or after the time of Merck’s disclosure without fault by Deltagen; (b) to have been received by Deltagen at any time from a source other than Merck, where such source is not under an obligation of confidentiality to Merck; (c) to have been otherwise known by Deltagen before disclosure by Merck; or (d) to have been developed independently by Deltagen or any of its Affiliates or any of their respective employees, consultants or agents without knowledge of any relevant Confidential Information of Merck. In addition to the foregoing, the Parties acknowledge and agree that the fact that Merck [ * ].

1.36.  “Merck Contact Person” shall have the meaning set forth in Section 2.4.2.

1.37.  “Merck DeltaBase Server” shall have the meaning set forth in Section 2.4.1.1.

1.38.  “Merck Derivative Work” shall have the meaning set forth in Section 2.3.3.

1.39.  “Milestone Payment One,” “Milestone Payment Two,” “Milestone Payment Three ” and “Milestone Payment Four,” shall have the meaning set forth in Section 4.1.

1.40.  [ * ] shall mean any derivatives (excluding[ * ]) of any[ * ] or any derivatives (excluding any[ * ]) of any[ * ] derived from any Knockout Mice Materials, [ * ]. For the avoidance of doubt, [ * ] shall include any derivatives resulting from[ * ] of a line of Knockout Mice.

1.41.  “Mutated Gene” shall mean a [ * ] used by Deltagen in the generation of Knockout Mice.

1.42.  “Ortholog” shall mean a human counterpart of a [ * ].

1.43.  “Person” shall mean any legal entity of any kind.

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1.44.  “Phenotype Set” shall mean a collective group consisting of approximately [ * ] designated by Deltagen for inclusion in DeltaBase as Delivered to Merck hereunder in a given Delivery of DeltaBase Information under Section 2.5.

1.45.  “Progeny” shall mean any [ * ] derived from any Knockout Mice Materials. For the avoidance of doubt, the phrase “Progeny of any Knockout Mice Materials” or “Progeny derived from any Knockout Mice Materials,” or similar phrases, shall mean Progeny derived from any Knockout Mice Materials and Progeny derived from any Progeny of any Knockout Mice Materials.

1.46.  [ * ]“” shall have the meaning set forth in Section 2.6.1.

1.47.  “Proposed Target Gene Data Set(s)” shall mean Data Set(s) generated from Knockout Mice containing [ * ].

1.48.  [ * ]“” shall mean any [ * ] for the [ * ] benefit of Merck that receives any Knockout Mice Materials subject to, and in accordance with, the terms and conditions of this Agreement, including Section 3.3.2. [ * ] excludes [ * ]s.

1.49.  [ * ] shall mean an Eligible Compound with a [ * ] that is [ * ] is [ * ] its successor, for [ * ] or if Merck licenses, assigns, sells or otherwise transfers the right to develop such Eligible Compound to another Person, and is no longer [ * ] in the research or development activities being conducted with respect to such Eligible Compound, then such Eligible Compound that is designated by the comparable process that such Person customarily uses to designate a compound for [ * ] or if such Person has no such comparable process then an Eligible Compound shall be deemed to have been designated a [ * ] by such Person upon the [ * ] conducted by such Person to a standard [ * ]

1.50.  “Second Extension Period” shall have the meaning set forth in Section 1.52.

1.51.  “Secreted Protein” shall mean a protein or protein fragment released from a cell [ * ].

1.52.  “Subscription Term” shall mean the period commencing on the Installation Date and ending on the later to occur of (i) eighteen (18) months after the Installation Date (“Initial Subscription Term”), (ii) [ * ] months after the Installation Date if Merck exercises its [ * ]

1.53.  “Target Gene” shall mean the [ * ] and which is included in a Phenotype Set in accordance with Exhibit D that is Delivered to Merck by Deltagen hereunder as part of the DeltaBase Information.

1.54.  “Third Party” shall mean any Person other than (a) Deltagen and its Affiliates, and (b) Merck and Merck Affiliates.

1.55.2  [ * ]“” shall have the meaning set forth in Section 3.3.4.

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1.56.  [ * ] shall mean any [ * ] or [ * ] by, [ * ] (a) with respect to Knockout Mice, the Knockout Mice and [ * ] thereof; (b) with respect to [ * ] of the foregoing; and (c) with respect to [ * ] other compositions contained in, or components of, any of the foregoing. For the avoidance of doubt, [ * ] shall include [ * ].

1.57.  “Updates” shall have the meaning set forth in Section 2.4.1.5.

1.58.  “Upgrades” shall have the meaning set forth in Section 2.4.1.5.

1.59.  “Valid Claim” means (i) any claim of an issued and unexpired United States patent included within the Deltagen Patent Rights which has not been [ * ]; or (ii) any claim from a granted [ * ] included within the Deltagen Patent Rights, [ * ] and has not been [ * ]; or (iii) any claim from a granted [ * ] patent issued from the [ * ] patent office included within the Deltagen Patent Rights which has not [ * ].

2.    DELTABASE LICENSE; TERM AND EXTENSIONS; INSTALLATION; DELIVERY OF PHENOTYPE SETS.

2.1.  License, Sublicense and Inventions.

2.1.1  License.    During the Subscription Term (and any Access Term should such Access Term extend beyond the Subscription Term pursuant to Section 1.1) Deltagen grants to Merck a non-exclusive, non-transferable, non-sublicensable (except as provided in [ * ]), worldwide license to practice under the Deltagen Patent Rights and to utilize the Deltagen Know-How and Deltagen Copyrights to access and use DeltaBase for purposes of [ * ],) subject to, and in accordance with, the terms and conditions of this Agreement.

2.1.2  [ * ] Merck shall be entitled to [ * ] under the license granted to Merck pursuant to Section 2.1.1 [ * ] subject to, and in accordance with, the terms and conditions of this Agreement; provided that Merck shall [ * ] and [ * ] for the acts and omissions of all such [ * ] and their compliance with the terms and conditions of this Agreement, including those set forth in Section 2.3.3.

2.1.3  Merck Inventions.    Any and all inventions and discoveries ([ * ] which shall be the property of Deltagen) resulting from Merck’s exercise of the licenses granted to Merck pursuant to [ * ] to use [ * ] the [ * ] and [ * ] subject to, and in accordance with, the terms and conditions of this Agreement (“Merck Inventions”), shall be the [ * ] property of Merck; provided that Merck shall have no right or license to practice under, or to utilize, any Deltagen Intellectual Property, [ * ] or [ * ] in connection with any Merck Inventions except as granted under the licenses to Merck under Sections [ * ], unless the Parties agree otherwise in writing. The Parties acknowledge and agree that the foregoing is subject to and

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shall not limit, any rights of Deltagen set forth in Sections [ * ]. This Section 2.1.3 shall survive any expiration or termination of this Agreement.

2.2.    Duration of License to DeltaBase Information.    Merck may access the DeltaBase Information with respect to the Back Data Sets or any other Data Set(s), and access and use the Knockout Mice Materials for the [ * ] in the Back Data Sets or any other Data Set(s), only during the applicable Access Term for the Back Data Sets or any such Data Set(s).

2.3.    Access Plan and Limitations on License.

2.3.1  DeltaBase Access Plan.    Deltagen and Merck shall implement and comply with the DeltaBase Access Plan at all times during the Access Term.

2.3.2  Third Party Software.    Merck acknowledges that, in order to use the DeltaBase Functionality, Merck will need to obtain Third Party (sub)licenses, as Merck deems necessary and appropriate, to use the required software set forth on Exhibit B, including [ * ].

2.3.3  Copying, and Reverse Engineering.    (a) Merck shall not disclose, broker, (sub)license or otherwise grant rights in or to, or provide access to, or sell, assign, or transfer DeltaBase or any portion thereof (including any information or data from DeltaBase) or any interest therein to any Third Party. Merck shall not knowingly authorize, permit or enable any unauthorized use, access, copying, alteration or installation of DeltaBase or any portion thereof. Merck shall not knowingly authorize, permit or enable any Third Party to extract or access data or information from DeltaBase. Merck shall not, and shall not knowingly authorize, permit or enable any Third Party to disassemble, reverse engineer, decompile, reproduce, publicly display, adapt, modify, prepare or produce derivative works based upon, or distribute copies (in whatever form, whether tangible or intangible, by any means whatsoever whether now known or hereafter invented) of the DeltaBase or its components, either in whole or part.

(b)  Merck may, however, in accordance with the license granted in Section 2.1 and the other terms and conditions of this Agreement, [ * ] which were not created and generated in compliance with the terms and conditions of this Agreement. Deltagen shall have no obligation to support any [ * ].

(c)  Notwithstanding anything to the contrary in this Agreement, the right of Merck to prepare [ * ] under this Section 2.3.3 shall not diminish or otherwise impair any right, title or interest of Deltagen or any of its

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Affiliates in or to DeltaBase or in or to any Deltagen Intellectual Property. Merck shall own any such [ * ], subject to Deltagen’s or its Affiliates ownership of, and rights in or to, any Deltagen Intellectual Property.

(d)  Notwithstanding anything contained herein, however, Merck shall not (i) transfer DeltaBase (including any DeltaBase Information) or any compilations thereof or any Deltagen Intellectual Property (whether or not incorporated in any [ * ]) to any Person, or (ii) transfer, distribute, sell or license to any Person or otherwise commercialize DeltaBase (including any DeltaBase Information) or any compilations thereof or any Deltagen Intellectual Property (whether or not incorporated in any [ * ]), or any databases containing any of the foregoing, except (x) with respect to subsections (d)(i) and (d)(ii) of this Section, for [ * ] Merck Affiliates pursuant to [ * ] or [ * ] to Merck Affiliates as permitted pursuant to Section 2.4.3 subject to, and in accordance with, the terms and conditions of this Agreement, and (y) with respect to [ * ], (1) as may be reasonable and customary at [ * ] connection with the obtaining of any [ * ] or (2) to [ * ] contained in such [ * ] to [ * ] covering [ * ] Merck inventions including [ * ] subject to the requirements of Section 6.1(a) herein with regard to any Deltagen Confidential Information contained in such [ * ].

2.3.3.1  “Knowingly.”    The use of “ knowingly ” as used in Sections 2.3.3, 2.4.3, 3.3.5 and 3.3.6 [ * ] be required to take commercially reasonable steps to maintain the security of DeltaBase (including DeltaBase Information) and the Knockout Mice Materials and to comply with the terms and conditions of this Agreement.

2.3.4  Unauthorized Use.    If Merck discovers any unauthorized use of any part of DeltaBase or any Deltagen Information by Merck or any Merck Affiliates, Merck shall promptly notify Deltagen.

2.3.5  Primarily Liable.    Merck shall remain primarily liable and responsible for [ * ] [ * ].

2.3.6  [ * ].    Merck shall be entitled to make and retain a [ * ], and not for any other purpose. Merck shall limit access to the [ * ] to those authorized employees that [ * ], and as may be necessary to allow Merck to confirm its compliance with its obligations under this Agreement. In accordance with Section 8.3.3, Merck shall have the right to continue to [ * ] solely for the purposes set forth in this Section, provided that Merck continues to comply with its obligations as they relate to DeltaBase under this Agreement after such expiration or termination (including those obligations set forth in this Section and Section 2.3.3), and if Merck [ *

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] Merck’s right hereunder [ * ] shall [ * ] and the terms of Section 8.3.3 shall thereafter apply to the [ * ] as such provisions apply with respect to the Merck DeltaBase Server and any other computers, servers or other systems containing DeltaBase Information.

2.4.  DeltaBase Installation.

2.4.1  Merck DeltaBase Server; Installation and Delivery; Maintenance, Training and Support.

2.4.1.1  Merck DeltaBase Server.    Promptly after the Effective Date, Deltagen shall purchase, on behalf of Merck and at Merck’s pre-approved expense, the hardware, software and the server set forth on Exhibits B and C (the “Merck DeltaBase Server”). [ * ] Deltagen’s facilities to the Initial Installation Site in accordance with Merck’s shipping instructions and choice of carrier. The Merck DeltaBase Server shall be installed as a [ * ] at the Initial Installation Site, as set forth in Section 2.4.1.2, and shall be the designated DeltaBase Server, and shall be used solely for that purpose. Deltagen shall be [ * ]. Subject to the requirements of this Section 2.4.1 .1, Merck shall be responsible for [ * ] for [ * ] upon receipt of invoice and adequate documentation from Deltagen. Effective upon Deltagen’s receipt of Merck’s payment to Deltagen reimbursing Deltagen for costs incurred in connection with the purchase and delivery of the Merck DeltaBase Server to Merck, Deltagen hereby [ * ]. For such purpose of passage of title, Deltagen shall [ * ] Merck with a Bill of Sale. Furthermore, Deltagen shall [ * ] to Merck any and all [ * ] provided by any Third Party in connection with the Merck DeltaBase Server.

2.4.1.2  Installation.    Deltagen shall install the DeltaBase at the Initial Installation Site on the Merck DeltaBase Server installed at such Installation Site as set forth in Exhibits A, B and C.

2.4.1.3  [ * ] If Merck determines that DeltaBase does not meet the DeltaBase Specifications upon such installation as set forth in Section 2.4.1.4, Merck shall [ * ]. If Merck notifies Deltagen that DeltaBase did not meet the DeltaBase Specifications upon delivery to Merck [ * ] then Deltagen shall have [ * ] days to cure such non-compliance. If the DeltaBase Specifications have not been met within such [ * ] day cure period, Merck may elect to (a)[ * ] or (b) [ * ]. Once Merck has accepted DeltaBase in writing, or [ * ] from Merck to Deltagen, [ * ] then

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DeltaBase shall be [ * ] with the DeltaBase Specifications and to have been Delivered to Merck hereunder.

2.4.1.4  Installation, Maintenance and Support.    Installation of the Merck DeltaBase Server and DeltaBase shall take place on mutually acceptable dates, and Deltagen shall notify Merck in writing of the date that such installations at the Installation Site has been completed (the “Installation Date”). Thereafter, Deltagen shall during the Access Term have the sole right and responsibility for, and shall provide, routine and customary maintenance and support of DeltaBase at the Initial Installation Site [ * ]. Deltagen shall be available [ * ].

2.4.1.5  Performance, Updates and Upgrades.    Deltagen warrants that DeltaBase shall perform in accordance with the DeltaBase Specifications during the Access Term, except to the extent any failure to perform in accordance with the DeltaBase Specification arises from [ * ] of Merck or any of its Affiliates or any of their officers, directors, employees, consultants or agents or from any [ * ] of Merck to obtain or maintain any rights to software as set forth in Section 2.3.2 and Exhibit B. Deltagen shall use reasonable commercial efforts to provide to Merck, [ * ] if any, to DeltaBase, to ensure that DeltaBase performs in accordance with the DeltaBase Specifications. Deltagen shall provide[ * ], with all revisions to DeltaBase developed by Deltagen and released by Deltagen to its other DeltaBase Subscribers (“Upgrades”).

2.4.2  Technical Contacts.    Merck shall appoint one employee to act as the primary Deltagen contact (the “Merck Contact Person”), and Deltagen shall appoint one employee to act as the primary Merck contact (the “Deltagen Contact Person”), for all technical issues and communications regarding the installation, maintenance, training and support of the Merck DeltaBase Server and DeltaBase at the Installation Site(s) in accordance with this Section 2.4 and Exhibits A, B and C. Each Party shall notify the other in writing promptly upon such appointment, and thereafter upon any changes in such appointments.

2.4.3  Merck Actions Regarding Installation.    Except as expressly provided herein, installation of the DeltaBase shall be limited to the Installation Site and Merck shall access DeltaBase through computers authenticated on Merck’s intranet system; provided that, Merck maintains reasonable network security measures utilizing technology and procedures to: (i) prevent [ * ] access; (ii) limit access to DeltaBase to those Persons authorized by Merck, consistent with, and subject to, the terms and conditions of this Agreement; and (iii) prevent access to the DeltaBase

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outside the [ * ]. Merck’s security measures shall be consistent with the security measures Merck implements and uses to protect its [ * ] which in no event shall be less than what is reasonable and customary in the industry. DeltaBase shall be installed on the hard disks of a single designated file server at the Installation Site, and may not be copied for individual clients of such server. A back-up computer or file server at the Installation Site may be designated for installation of a single copy of the DeltaBase solely for back-up and retrieval purposes. Moreover, Merck may nominate additional Installation Site(s) at any site of (1) Merck, (2) any of the Merck Affiliates included as a Merck Affiliate under [ * ] (3) any of the Merck Affiliates included as a Merck Affiliate under [ * ] and (4) [ * ] and Deltagen will provide necessary installation, maintenance and support for such additional Installation Sites, at reasonable, pre-approved cost to Merck. In no event shall [ * ]. Merck may authorize Merck Affiliates to access DeltaBase through computers authenticated on Merck’s intranet system, subject to the terms and conditions of this Agreement; and provided that Merck is primarily liable and responsible for [ * ] the terms and conditions of this Agreement.

2.4.4  Training; and ProDam and Personnel Support.    Deltagen shall provide Merck, at [ * ], with on-site training at the Initial Installation Site regarding the use of the DeltaBase, and Deltagen shall provide Merck [ * ], with training at Deltagen’s facilities regarding the use of the DeltaBase, in accordance with Exhibit C. Each Party shall bear all out-of-pocket expenses of its own employees incurred in connection with such training. Deltagen shall also provide Merck with such additional training services in such manner, [ * ] as Deltagen makes generally available to its other DeltaBase Subscribers. Deltagen shall also provide Merck [ * ] set forth in Exhibit C at [ * ], during the Access Term for DeltaBase. Further, Deltagen shall use its reasonable commercial efforts to acknowledge any on-line inquiry received by Deltagen from Merck within [ * ] hours of Deltagen’s receipt of such inquiry (excluding holidays, weekends and other non-business days), and thereafter, shall use reasonable commercial efforts to respond to such inquiry in a timely manner. Merck shall provide any telephone and on-line queries to the Deltagen Contact Person through the Merck Contact Person.

2.5.  Delivery of Phenotype Sets.

2.5.1  Overview of Data Set Deliverables.    In consideration for the fees paid to Deltagen pursuant to Section 2.9, during the term and subject to the terms and conditions of this Agreement, Deltagen shall Deliver to Merck seven hundred and fifty (750) Data Sets; provided that (a) if Merck exercises its first (1st) extension option pursuant to Section 2.9.1(b),

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then Deltagen shall Deliver to Merck two hundred and fifty (250) additional Data Sets under this Agreement, and (b) if Merck exercises its second (2nd) extension option pursuant to Section 2.9.1(b), then Deltagen shall Deliver to Merck another two hundred and fifty (250) Data Sets under this Agreement. Without limiting the foregoing, and for the avoidance of doubt, during the term of this Agreement, Deltagen shall have no obligation to deliver to Merck more than seven hundred and fifty (750) Data Sets under this Agreement, or if Merck exercises its first (1st) extension option pursuant to Section 2.9.1(b), Deltagen shall have no obligation to deliver to Merck more than one thousand (1,000) Data Sets under this Agreement, or if Merck exercises its second (2nd) extension option pursuant to Section 2.9.1(b), Deltagen shall have no obligation to deliver to Merck more than one thousand two hundred and fifty (1,250) Data Sets under this Agreement. For the avoidance of doubt, in each instance, the maximum numbers referenced in the foregoing sentence with respect to the Data Sets are inclusive of all Back Data Sets and Proposed Target Gene Data Sets to be delivered to Merck by Deltagen under this Agreement.

2.5.2  Delivery of Back Data Sets.    DeltaBase, as initially installed by Deltagen, shall include at least [ * ] Data Sets (the “Back Data Sets”).

2.5.3  Delivery of Data Sets other than Back Data Sets.

2.5.3.1  (a)  In each of the [ * ] calendar quarters during the Subscription Term in addition to the Back Data Sets delivered to Merck pursuant to Section 2.5.2, Deltagen shall deliver to Merck an average of [ * ] additional Data Sets, which Deltagen shall deliver as a single Phenotype Set containing an average of [ * ] Data Sets but no less than [ * ] Data Sets.

(b)  During the [ * ] calendar quarter after the Effective Date, Deltagen shall deliver to Merck a number of additional Data Sets so that Merck will receive by the end of such [ * ] a total of [ * ] Data Sets (including the Back Data Sets delivered by Deltagen to Merck pursuant to Section 2.5.2), provided that if Deltagen has delivered to Merck hereunder any Data Sets (including any Back Data Sets) that include any Proposed Target Gene Data Set(s), such number shall be increased by the number of [ * ], but such total number to be delivered by Deltagen pursuant to this Section 2.5.3.1(b) during such Calendar Quarter shall not exceed Deltagen’s delivery obligations under Section 2.5.3.1(a) and, for the avoidance of doubt, shall be subject to the requirements set forth in Section 2.5.1.

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(c)  During the [ * ] after the Effective Date, depending upon the number of [ * ] nominated by Merck pursuant to Section 2.6.1 as well as the number of [ * ] already delivered hereunder to Merck, Deltagen shall deliver Data Sets to Merck during such [ * ] of the Subscription Term in quantities consistent with the provisions of this Section 2.5 that will provide for Merck to receive the seven hundred and fifty (750) Data Sets under this Agreement (including the Back Data Sets and any [ * ] by Merck pursuant to Section 2.6.1), but which will account for the number of [ * ] nominated by Merck pursuant to Section 2.6.1 (and which could therefore, range from[ * ]), and if not available during the Subscription Term, Deltagen may [ * ] additional Data Sets to Merck during such last [ * ] until the [ * ] become available for delivery to Merck; and Deltagen may, therefore, deliver such [ * ](and the corresponding Knockout Mice Materials generated from any such [ * ]) [ * ] as soon as reasonably possible in accordance with this Section 2.5.

2.5.4  Delivery of Data Sets during Extensions of the Subscription Term.    In the event that pursuant to Section 2.9.1(b), Merck exercises the first (1st) and/or second (2nd) extension options (any period extended pursuant to Section 2.9.1(b), an “Extension Period”), then subject to the terms and conditions of this Agreement, during the four (4) calendar quarters of any such Extension Period during the Subscription Term (i.e., the First Extension Period or the Second Extension Period, as applicable), Deltagen shall deliver to Merck an average of [ * ] additional Data Sets, which Deltagen may deliver as a single Phenotype Set containing an average of [ * ] Data Sets but no less than [ * ] Data Sets; provided that:

(a)  during the [ * ] quarter of each such Extension Period, Deltagen shall deliver to Merck a number of additional Data Sets so that Merck will receive by the end of such [ * ] provided that if Deltagen has delivered to Merck hereunder any Data Sets that include any [ * ] generated from any [ * ] nominated by Merck during such [ * ] such number shall be increased by the number of [ * ]so delivered to Merck, but shall not exceed Deltagen’s delivery obligations under the first paragraph of this Section [ * ]2.5.4, and, for the avoidance of doubt, shall be subject to the requirements set forth in Section 2.5.1; and

(b)  thereafter, depending upon the number of [ * ] nominated by Merck during such Extension Period, as well as the number of [ * ] already delivered hereunder to Merck, Deltagen shall deliver to Merck Data Sets to Merck during the remainder of the Subscription Term

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in quantities so that Merck will receive a total of [ * ] Data Sets under this Agreement in connection with each such [ * ] and which will account for the number of [ * ] nominated by Merck during such Extension Period (and which could therefore [ * ]), and if not available during the Subscription Term, then [ * ] to Merck, unless or until such [ * ] become available for delivery to Merck, and Deltagen may, therefore, deliver such [ * ] (and the corresponding Knockout Mice Materials generated from any such [ * ]) to Merck [ * ] in accordance with Section 2.5.

2.6.  Forecasts; and [ * ].

2.6.1  Forecasts; and [ * ].    Deltagen shall advise Merck within [ * ] of the Effective Date of this Agreement as to the[ * ] as of the Effective Date. During the Subscription Term (through the next to the last quarter of the Subscription Term and any extension thereof ), Deltagen shall provide to Merck on [ * ] that Deltagen anticipates will be included in DeltaBase in the following quarter. Within [ * ] of the Effective Date of this Agreement, Deltagen shall provide Merck with such a good faith forecast of what Deltagen anticipates will be included in DeltaBase during the [ * ]. Merck acknowledges that these forecasts are merely based upon Deltagen’s good faith estimation as to what will be included in DeltaBase and shall not have any binding effect. During the [ * ]of the Subscription Term, Merck shall be entitled to notify Deltagen in writing of certain [ * ] [ * ] pursuant to this Section 2.6.1 and Section 2.6.5, collectively [ * ] from which [ * ] of the Phenotype Sets and the Knockout Mice Materials provided by Deltagen to its DeltaBase Subscribers, including Merck. Except as set forth in Section 2.6.5, during the term of this Agreement, Merck shall only be [ * ] upon written notice to Deltagen, up to [ * ] as set forth in this Section 2.6.

2.6.2  [ * ] (a) Merck shall provide Deltagen with Merck’s [ * ] of [ * ])[ * ] and, if Merck would like, it may also provide Deltagen with an [ * ] (i.e., a list of those [ * ] If a [ * ] not represented in DeltaBase, whether (x) because Deltagen was unable, for technical reasons, [ * ] from them and/or corresponding Data Sets, or (y) pursuant to Section 2.6.6(b), then, subject to Section 2.6.3, the Parties shall discuss and mutually agree upon a [ * ]. Notwithstanding the foregoing, the Parties agree that, in the event that Merck nominates a [ * ] a [ * ] where Deltagen has an existing [ * ] of [ * ] applicable to such [ * ] that would prevent Deltagen from generating Knockout Mice Materials and the corresponding Data Set for such [ * ] hereunder, Deltagen shall advise Merck as soon as reasonably possible that such [ * ] may not be nominated hereunder, and Deltagen shall have no obligation to generate Knockout Mice Materials from such [ * ] hereunder. (b) If Merck exercises any of its extension options

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pursuant to Section 2.9.1, and [ * ] an additional [ * ] during the First Extension Period, and/or an [ * ] during the Second Extension Period, as applicable, the procedures set forth in this Section with respect to the nomination process shall apply with respect to the [ * ] nominated by Merck during any such Extension Period(s).

2.6.3  Certain Deltagen Efforts.    Deltagen shall use commercially reasonable efforts to generate Knockout Mice Materials and corresponding Data Sets from the [ * ] as set forth in this Section 2.6; provided that (i) Deltagen shall not be obligated hereunder to use efforts that are greater than those it makes with respect to [ * ] and with respect to Target Genes that Deltagen[ * ] or, except for as set forth in Section 2.6.5, for more than [ * ] and (ii) Deltagen shall have the right to decide when to cease its development activities with respect to a [ * ] if and when Deltagen reasonably determines that with the use of commercially reasonable efforts, [ * ] will not, or is unlikely, to be successful in the process of generating Knockout Mice Materials and/or corresponding Data Sets.

2.6.4  Timing; and Certain Disclaimers.    Without limiting Section 2.5.1, Merck acknowledges and agrees that (a) after it nominates any [ * ] pursuant to this Section 2.6 that it may take at least [ * ] after such designation before any Knockout Mice Materials and corresponding Data Sets are generated from any such [ * ], and that such timeline may be subject to change, depending upon the number of [ * ] nominated by Merck under this Section 2.6, and the timing of any such nominations, and (b) that not all of the [ * ] nominated by Merck hereunder may result in the generation of Knockout Mice Materials or corresponding Data Sets, despite Deltagen’s commercially reasonable efforts to do so. Accordingly, certain [ * ] nominated by Merck pursuant to this Section 2.6 may [ * ].

2.6.5  Additional [ * ] Upon Exercise of Extension Options.    Notwithstanding the foregoing provisions of this Section 2.6, (i) if Merck exercises its first (1st) extension option pursuant to Section 2.9.1(b), then during the First Extension Period, Merck shall be entitled to nominate in writing to Deltagen up to an additional [ * ] and (ii) if Merck exercises its second (2nd) extension option pursuant to Section 2.9.1(b), then during the Second Extension Period, Merck shall be entitled to [ * ] Deltagen up to [ * ]. If Merck has the right to [ * ] pursuant to this Section 2.6.5, then the other provisions of this Section 2.6 shall apply with respect to such [ * ] nominated by Merck during the applicable Extension Period as they applied with respect to the [ * ] pursuant to Section 2.6.1 except that references to [ * ] shall be deemed, if and as applicable, to be [ * ].

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2.6.6  [ * ] (a) Prior to nominating a target gene as a Proposed Target Gene, [ * ] that would allow Merck to [ * ] whether or not Knockout Mice can be [ * ]. (b) Merck acknowledges and agrees that Deltagen shall not have any obligation to generate or to continue generating, or to include or keep in DeltaBase, or to provide to Merck, any Knockout Mice Materials or DeltaBase Information that in Deltagen’s good faith opinion might infringe or otherwise conflict with any other Person’s rights. (c) NOTWITHSTANDING THE FOREGOING, NEITHER MERCK NOR DELTAGEN MAKES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, WITH RESPECT TO NON-INFRINGEMENT OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS IN CONNECTION WITH INCLUSION OF ANY [ * ] IN DELTABASE.

2.6.7  [ * ] Term Access.    For the avoidance of doubt, if any Data Set and corresponding Knockout Mice Materials generated from any [ * ] nominated by Merck pursuant to this Section [ * ] 2.6, then after such Data Set becomes available and is Delivered hereunder to Merck, Merck shall have the right to access such Data Set and to obtain the corresponding Knockout Mice Materials [ * ] the Subscription in the same manner as, and subject to the same terms and conditions that would apply, during the applicable Access Term.

2.6.8  [ * ] Merck shall not be entitled to nominate any [ * ]

2.6.9  Proposed Target Updates.    Deltagen shall provide monthly updates to Merck as to the status of the [ * ] nominated by Merck pursuant to this Section 2.6, and the generation of Data Sets and Knockout Mice Materials therefrom.

2.7.  Inspection and Remedies of Delivered Phenotype Sets.    If, after Merck receives any Data Set, including any Back Data Set, Merck determines [ * ] described in Exhibit D and Merck notifies Deltagen in writing of such non-conformance within [ * ] after receipt of such Data Set (excluding Back Data Sets), and [ * ] after receipt of such Back Data Set, then the Parties shall discuss, through the Steering Committee, [ * ], and the commercially reasonable steps that Deltagen shall take to [ * ]. In the absence of such timely notice by Merck, such Data Set shall be [ * ] and to have been Delivered to Merck hereunder, provided that the requirements of Section 2.4.1.3 have also been met.

2.8. [ * ] to Delivered Phenotype Sets.    During the Access Term, the DeltaBase Information for each Data Set previously delivered to Merck may be subject to such [ * ] as Deltagen, in its sole discretion, and without any obligation, may choose to provide, at no additional cost to its DeltaBase Subscribers generally (including Merck). Any such [ * ] shall be subject to the terms and conditions of this Agreement. Deltagen, in its sole scientific and commercial discretion and

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without any obligation, may perform further [ * ] and may, in its sole discretion, [ * ].

2.9.  License Fees; Extension of Access Term.

2.9.1  DeltaBase License Fees; and Extension of Subscription Term.    In consideration for the license granted to Merck in Section 2.1, including the right to access DeltaBase, Deltagen’s Delivery of seven hundred and fifty (750) Data Sets hereunder and Merck’s right to use such Data Sets Merck shall pay to Deltagen:

(a)  a total license fee during the Initial Subscription Term in the amount of Fifteen Million U.S. Dollars (U.S.$15,000,000), payable as follows:

(i)  [ * ] shall be payable within [ * ] of the installation and Delivery of DeltaBase at the initial Installation Site in accordance with Section 2.4.1 with at least [ * ] Phenotype Sets each with an average of [ * ] Data Sets, as set forth under Section 2.5, and upon receipt of an invoice from Deltagen; and

(ii)  [ * ] shall be payable within [ * ] after Delivery of each Phenotype Set delivered in each calendar quarter pursuant to Section 2.5.3 for each such calendar quarter after installation of the DeltaBase at the Initial Installation Site during the Subscription Term, or if Delivery of Phenotype Sets occurs after the Subscription Term pursuant to Section 2.5.3, then [ * ] after Delivery of a Phenotype Set and upon receipt of an invoice from Deltagen; except that if at any time [ * ] quarter after the Effective Date, Deltagen delivers a Phenotype Set with less than [ * ] Data Sets in any calendar quarter as contemplated in Sections 2.5.3.1(b) and/or 2.5.3.1(c), then Merck shall pay Deltagen that [ * ] portion of the [ * ] that reflects the number of Data Sets Delivered by Deltagen in such Phenptype Set during such calendar quarter, provided that within [ * ] of Delivery of the seven hundred and fiftieth (750th) Data Set pursuant to Section 2.5.3, Merck shall have paid Deltagen a total of [ * ] under this Section.

(b)  [ * ] extend the Initial Subscription Term for [ * ] by providing [ * ] days prior written notice to Deltagen and paying a [ * ] license fee for each calendar quarter during each such [ * ]. All such quarterly license payments shall be due no later than [ * ] after Delivery of each Phenotype Set to Merck in such quarter pursuant to

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Section 2.5.4 and receipt of an invoice from Deltagen, or if Delivery of any Phenotype Sets occurs after the Subscription Term pursuant to Section 2.5.4, then [ * ] after Delivery of a Phenotype Set and upon receipt of an invoice from Deltagen; except that if at any time after the [ * ] of the applicable Extension Period, Deltagen Delivers a [ * ] Data Sets in any calendar quarter, then [ * ] of the [ * ] that reflects the number of Data Sets in such Phenotype Set Delivered by Deltagen during such calendar quarter, upon receipt of invoice from Deltagen, provided that (x) within [ * ] of Delivery of the two hundred and fiftieth (250th) Data Set pursuant to Section 2.5.4 for the First Extension Option, Merck shall have paid Deltagen a total of [ * ] under this Section, and (y) within [ * ] of Delivery of the two hundred and fiftieth (250th) Data Set pursuant to Section 2.5.4 for the Second Extension Option, Merck shall have paid Deltagen a total of [ * ] under this Section.

2.9.2  Extension of Access Term for Data Sets.    Merck may, at its discretion, extend, for successive periods each of one (1) year, upon [ * ] prior written notice to Deltagen, the Access Term for any Data Set(s) (including for any Data Set(s) included in the Back Data Sets), including the right to continue accessing and using DeltaBase and the corresponding Knockout Mice Materials for the particular Target Gene in such Data Set(s) (including any Data Set included within the Back Data Sets), by following the notice procedure and paying the extension fees provided in Sections 2.9.2.1 and 2.9.2.2 below; provided that, if Merck designates a Target Gene pursuant to Section 2.10.1, exercises the Option pursuant to Section 2.10.2, or pays Milestone Payment [ * ] with respect to a Target Gene and obtains the license set forth in Section 4.2, then Merck shall have the [ * ] right to continue accessing the Data Set and Knockout Mice Materials corresponding to such Target Gene [ * ] to extend the applicable Access Term under this Section 2.9.2. For the avoidance of doubt, [ * ] to the number of times that Merck shall have the right to extend the Access Term, as provided in this Section 2.9.2; provided that Merck complies with the terms and conditions of this Agreement, including following the notice procedure and paying the extension fees as provided in Sections 2.9.2.1 and 2.9.2.2 below:

2.9.2.1  In consideration for each extension of the Access Term for any Data Set(s) (including for any Data Set(s) included in the Back Data Sets) and corresponding Knockout Mice Materials, Merck shall pay Deltagen a fee as follows: (a) to obtain a one-year extension of the license to a single Data Set (including any Data Set included in the Back Data Sets) covering a single Target Gene, [ * ]; (b) to obtain a one-year extension of the

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license to all Data Sets (excluding any Data Sets included in the Back Data Sets) covering all Target Genes in a single Phenotype Set, [ * ] and (c) to obtain a one-year extension of the license to all Data Sets (including any Data Set included in the Back Data Sets) covering all Target Genes in all Phenotype Sets (up to a maximum of seven hundred and fifty (750) Data Sets), One Million and [ * ]. Further, if Merck wishes to obtain a one-year extension of the license to [ * ] the license fee paid pursuant to subsection [ * ]

2.9.2.2  In order to effectuate any extension of the Access Term for any Data Set(s) (including for any Data Set(s) included in the Back Data Sets), Merck shall provide Deltagen, [ * ] before the end of any such Access Term, with written notice identifying the Data Set(s) (including any Data Set included within the Back Data Sets) and/or Phenotype Sets for which Merck elects to extend the Access Term. Following receipt of such notice, Deltagen shall invoice Merck in accordance with the fee schedule set forth in Section 2.9.2.1 above.

Payments due under this Section shall be due [ * ] after Merck receives Deltagen’s invoice.

2. 10.   [ * ]

2.10.1  Merck [ * ].    During the applicable Access Terms for the seven hundred and fifty (750) Data Sets delivered to Merck pursuant to Section 2.5.3, Merck shall be entitled to designate from such Data Sets, upon written notice to Deltagen, up to a total of [ * ] Target Genes for which [ * ] upon Deltagen’s receipt of such notice, [ * ] for DeltaBase and the Knockout Mice Materials, subject to the terms and conditions of this Agreement. Moreover, (a) if Merck exercises its first (1 st) extension option pursuant to Section 2.9.1(b), then during the applicable Access Terms for the two hundred and fifty (250) Data Sets delivered to Merck pursuant to Section 2.5.4 corresponding to the First Extension Period, Merck may designate up to an additional [ * ] Target Genes under this Section 2.10.1 from such Data Sets, and (b) if Merck exercises its second (2nd) extension option pursuant to Section 2.9.1(b), then during the applicable Access Terms for the two hundred and fifty (250) Data Sets delivered to Merck pursuant to Section 2.5.4 corresponding to the Second Extension Period, Merck may again designate [ * ] Target Genes under this Section 2.10.1 during the applicable Access Terms for the two hundred and fifty (250) Data Sets delivered to Merck pursuant to Section 2.5.4 corresponding to the Second Extension Period from such Data Sets. After Deltagen’s receipt of the notice designating a Target Gene under this Section 2.10.1, then in accordance with the license set

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forth in Section 4.2, [ * ] the Data Set and Knockout Mice Materials corresponding to such Target Gene [ * ] under Section 2.9.2. [ * ]

2.10.2  License Option.    Further, at any time during the term of this Agreement, on a [ * ] Merck shall have the option (the “Option”) to obtain the [ * ] and the Knockout Mice Materials set forth in Section 4.2 for Target Genes in excess of the Target Genes designated pursuant to Section 2.10.1. Merck may exercise this Option by (i) notifying Deltagen that it is exercising its Option with respect to the Target Gene identified in such notice, and (ii) [ * ]. Effective upon Deltagen’s receipt of such notice and the [ * ] Option payment, Deltagen [ * ] set forth in Section 4.2 with respect to such Target Gene, subject to the terms and conditions of this Agreement. If Merck exercises its Option under this Section, then the [ * ] Milestone Payment One shall be deemed to have been paid (or, in the alternative, a credit of [ * ] toward the [ * ] Milestone Payment One, or the Section 4.3 milestone payment, as applicable, whichever occurs first, shall be granted to Merck) with respect to the first Eligible Compound, or Diagnostic Product, as applicable, [ * ] as applicable, that achieves such milestone; provided that, for the avoidance of doubt, Milestone Payment One shall be due and payable with respect to all other Eligible Compounds that act [ * ] and the Section 4.3 milestone payment shall be due and payable with respect to all other [ * ] and which subsequently achieve such milestone in accordance with Section 4.1 or Section 4.3, as applicable, and subject to the limitations of Sections 4.4 and 4.5; and provided further that Merck shall be obligated to pay the [ * ] payment pursuant to Section 4.1(a) in consideration for the license granted to Merck in Section 4.2 pursuant to this Section 2.10.2 (and subject to any credit granted to Merck in this Section 2.10.2 above). After payment of the [ * ] pursuant to this Section 2.10.2 with respect to a Target Gene, Merck shall have the [ * ] to continue accessing the Data Set and Knockout Mice Materials corresponding to such Target Gene without paying any fees to extend the applicable Access Term under Section 2.9.2.

2.10.3  Option for [ * ] to [ * ].    Merck shall be entitled to obtain, and Deltagen shall grant, on a Target Gene-by-Target Gene basis (and where Merck has [ * ] for such Target Gene pursuant to Section 4.2), and upon payment to Deltagen by Merck of [ * ] per Target Gene, a non-exclusive, non-transferable, non-sublicensable (except to [ * ] as provided in Section [ * ] and to [ * ] and [ * ]s as provided in Section 3.1), worldwide, [ * ] under the rights licensed to Merck pursuant to Section 3.1 under the Deltagen Patent Rights, the Deltagen Know-How and the Deltagen Copyrights to use the [ * ] corresponding to such Target Gene(s) [ * ] provided that Merck’s rights granted under this Section shall be subject to Merck’s compliance with the terms and

*	Confidential portions of this document have been redacted and have been filed separately with the Commission.

conditions of this Agreement. If at any time during or after the term of this Agreement, Merck is in material breach of its obligations under this Agreement as such obligations relate to the [ * ] then Deltagen shall have the right to [ * ] granted to Merck in this Section 2.10.3, upon written notice to Merck if Merck fails to cure such breach within [ * ] of Merck’s receipt of notice from Deltagen of such breach.

2.11.  Back Data Sets.    The Parties acknowledge that the Back Data Sets provided to Merck upon installation of DeltaBase pursuant to Section 2.5 consist of Phenotype Sets that either have been, or will be, released by Deltagen, or provided to Deltagen’s other DeltaBase Subscribers, and include all Phenotype Sets released to Deltagen’s other DeltaBase Subscribers prior to the Effective Date.

2.12.  Knockout Mice Material License Fee.    In consideration for the license granted in Section 3.1 hereunder during the Access Term, including Deltagen’s [ * ] represented by all Data Sets contained in the [ * ] hereunder during the Subscription Term, and including all Data Sets included in the Back Data Sets, Merck shall pay to Deltagen a license fee of [ * ] within [ * ] of the Effective Date, and upon receipt of invoice from Deltagen.

2.13.  [ * ] Interest.    The Parties shall pay interest on any amounts overdue under this Agreement at a rate of [ * ] or equivalent rate quoted by Citibank N.A. or another mutually acceptable bank, as in effect during the period from the date due until payment, including from the date any amounts disputed in good faith by the Parties and later determined to be payable to Deltagen were originally due and payable hereunder.

2.14.  [ * ] Within [ * ] of the Effective Date, Deltagen shall [ * ] of [ * ]:[ * ]

3.    KNOCKOUT MICE MATERIALS.

3.1.  Research License [ * ] and Inventions.    Subject to the terms and conditions of this Agreement, with respect to any Knockout Mice Materials, Merck shall have, during the Access Term applicable to the Data Sets or Back Data Sets Delivered to Merck by Deltagen a non-exclusive, worldwide, [ * ] non-transferable, non-sublicensable [ * ] license to practice under the Deltagen Patent Rights and utilize the Deltagen Know-How, and Deltagen Copyrights, subject to the terms and conditions of this Agreement (including those set forth in Sections 2.10 and 4.2 and this Article 3), to use such Knockout Mice Materials and any Progeny and Knockout Derivatives for [ * ] strains [ * ]. [ * ] Merck Inventions hereunder shall be subject to Section 2.1.3 herein.

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3.2.  Supply by Deltagen of Knockout Mice Materials.

3.2.1  For any Knockout Mouse covered by the license granted to Merck pursuant to Sections 3.1, 2.10 and/or 4.2, Merck shall have, during the Access Term for such Knockout Mouse, the right [ * ](or by its designee on behalf of Deltagen), at the facilities of Merck or those of Merck’s Affiliate(s) or their respective designees [ * ], with Knockout Mice Materials for such line of Knockout Mouse, as specified below in this Section 3.2. Merck and its Affiliates shall thereafter be entitled to supply [ * ] and [ * ] s with such Knockout Mice in accordance with the terms of this Agreement.

3.2.2  (a)  Subject to the limitations with respect to breeding pairs set forth below in this Section 3.2.2 and Section 3.2.5, Merck’s right to be supplied by Deltagen with Knockout Mice Materials for such line of Knockout Mouse shall be exercisable by Merck supplying Deltagen with its written request specifying any or all of the [ * ]. With respect to [ * ], after Deltagen’s receipt of such written request from Merck, Deltagen shall use its reasonable commercial efforts to provide to Merck [ * ] (subject to the limitations set forth below in this Section 3.2.2) of such requested line of Knockout Mouse in a reasonable time period (which is currently estimated to be, based upon the [ * ] of Deltagen’s receipt of such request from Merck). Within [ * ] after Deltagen’s receipt of such written request from Merck, with respect to [ * ] containing the Target Gene. With respect to [ * ] Deltagen shall only be obligated [ * ] for a line of Knockout Mice: (1) for a period of [ * ] fi-om the commencement of the Access Term for the applicable Data Sets provided to Merck hereunder that contain the Target Gene for such Knockout Mouse, [ * ] in DeltaBase for such Knockout Mouse, and (2) for a period from [ * ] from the commencement of the Access Term for the applicable Data Sets provided to Merck hereunder that contain the Target Gene for such Knockout Mouse [ * ] in the DeltaBase for such Knockout Mouse.

(b)  Merck may also request in writing to Deltagen during the term of this Agreement, that Deltagen provide to Merck[ * ] and Deltagen shall provide Merck and Merck Affiliates set forth in Sections 1.2(a)(i) and (a)(ii) with [ * ] solely for Merck’s [ * ] use for purposes of [ * ] in connection with Merck’s [ * ] conducted with respect to the Knockout Mice Materials under this Agreement, as set forth in this Section; provided that after Deltagen’s receipt of any such request from Merck, the Parties shall discuss Merck’s request in good faith, and agree upon the terms of the provision of such requested[ * ] to Merck hereunder. The requested [ * ] that the Parties agree with be provided to Merck, and Merck Affiliates, shall be referred to in this Section as the “[ * ].” Subject to the terms and conditions of this Agreement, [ * ] under and

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utilize intellectual property owned by Deltagen including Deltagen Intellectual Property (and with respect to which Deltagen has the right to grant such license to Merck hereunder without [ * ] (unless the Parties agree in writing as to the terms whereby [ * ] of any such financial obligation in writing and subject to any other [ * ]) for Merck to use the [ * ] for purposes of [ * ] for Merck’s [ * ] in connection with [ * ] conducted with respect to the Knockout Mice Materials under this Agreement during the applicable Access Term for such Knockout Mice Materials. Further, in the event that Merck and its Affiliates and their respective [ * ]s are unable [ * ] Deltagen will make commercially reasonable efforts to provide technical assistance for such [ * ].

3.2.3  All Knockout Mice supplied to Merck hereunder shall be [ * ] as set out in [ * ]. Further, Deltagen agrees, if not already established, to [ * ] both at Deltagen’s facility(ies), and at any facility(ies) where [ * ] Knockout Mice to be provided to Merck, and shall notify Merck as soon as reasonably possible after Deltagen becomes aware of any health problems affecting Knockout Mice to be provided to Merck hereunder. In addition, Deltagen shall, on [ * ] provide Merck with [ * ] with respect to Deltagen’s [ * ] including a general [ * ] Deltagen’s facilities and any other facility(ies) where such Knockout Mice are housed.

3.2.4  Knockout Mice Materials shall be supplied to Merck or its designee in the continental United States [ * ] in accordance with Merck’s shipping instructions and choice of carrier. Without limiting the foregoing, if any of the Knockout Mice Materials are [ * ] Deltagen shall, if requested by Merck, use commercially reasonable efforts to [ * ] Knockout Mice Materials, provided that Merck shall [ * ]. [ * ]

3.2.5  If Deltagen intends to cease [ * ] with respect to any line of Knockout Mice, it shall notify Merck in advance and make commercially reasonable efforts to arrange an alternative means of supplying Merck with [ * ], subject to and in accordance with this Article 3. If during the applicable Access Term, but after Deltagen’s obligation to maintain [ * ] has expired pursuant to Section 3.2.2, if requested by Merck pursuant to Section 3.2.2, Deltagen shall use reasonable commercial efforts to provide Merck [ * ] for such line of Knockout Mice during the applicable Access Term (but subject to the provisions of Section 3.2.2).

3.2.6  [ * ] that the effect of altering a Target Gene may cause the resulting Knockout Mice, and/or any Progeny of any Knockout Mice Materials, to be unable to survive for any meaningful period, have a shortened lifespan, have conditions or deficiencies that make it susceptible or more susceptible to disease or be unable to breed, including for example, but not as a limitation, if the altering of a Target Gene results in a Knockout Mouse that is an embryonic lethal, does not survive long enough to

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breed or is sterile (collectively, “Knockout Consequences”), Merck [ * ] that not all Knockout Consequences will be known or predictable in advance, if at all.

3.3.  Certain Obligations of Merck.

3.3.1  Merck shall keep all Knockout Mice Materials and any Progeny and Knockout Derivatives
[ * ] and shall not (and shall not attempt or purport to) transfer to any Third Party any Knockout Mice Materials or any Progeny or Knockout Derivatives; except that Merck shall have the [ * ] Knockout Mice Materials and any Progeny and Knockout Derivatives [ * ] pursuant to Sections 3.3.2 and 3.3.3, and [ * ] pursuant to Section 3.3.4, and subject to the other terms and conditions of this Agreement.

3.3.2  Merck may [ * ] Knockout Mice Material to a [ * ] provided that:

3.3.2.1  the [ * ] has executed a [ * ] Agreement that governs the [ * ] of such Knockout Mouse Materials; and

3.3.2.2  the [ * ] shall agree to use the Knockout Mice Materials for the [ * ] purpose of conducting the research activities described in the [ * ] Agreement and for the [ * ] benefit of Merck or Merck Affiliates with all [ * ] (including all inventions, [ * ] arising under the [ * ]) derived from such research activities being assigned to, and, without limiting Section 2.1.3, as between the [ * ] and Merck, solely and exclusively owned by, Merck; and

3.3.2.3  [ * ], in accordance and compliance with the terms and conditions of this Agreement and the [ * ].

In addition, at Deltagen’s reasonable request, Merck shall, via the Steering Committee, provide Deltagen with a
[ * ] under this Agreement.

3.3.3  Merck [ * ] Knockout Mice Material [ * ] provided that:

3.3.3.1  the [ * ] shall use the Knockout Mice Materials for the [ * ] purpose of conducting research activities for the sole benefit of Merck [ * ] and in accordance with the terms and conditions of this Agreement; and

3.3.3.2  Merck [ * ] is obligated to comply with the terms and conditions of this Agreement, as such terms and conditions apply to Merck and that Merck shall remain primarily liable and responsible for the acts and omissions [ * ] in accordance

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and compliance with the terms and conditions of this Agreement.

In addition, at Deltagen’s reasonable request, Merck shall provide Deltagen with a written list of all [ * ] that are Merck [ * ], and such list may be updated by Merck from time to time in accordance with Section 1.2 herein.

3.3.4  Merck and its Affiliates may use [ * ] to [ * ] Knockout Mice for the sole benefit and use of Merck, subject to, and in accordance with, the terms and conditions of this Agreement. Merck and its Affiliates may [ * ] from any line of Knockout Mice received from Deltagen pursuant to this Section 3.3.4, or upon Merck’s reasonable prior written request, Deltagen shall deliver such [ * ] directly to such [ * ] on behalf of Merck [ * ] in accordance with Section 3.2.4; provided that the [ * ] has executed an agreement with Merck consistent with the following provisions:

3.3.4.1  the [ * ] shall agree to use the [ * ] and other Knockout Mice, Progeny, and Knockout Derivatives for the [ * ] purpose of [ * ] for the sole benefit and use of Merck or Merck Affiliates with all [ * ] (including all inventions but [ * ] arising from such [ * ]) resulting from such [ * ] being assigned to and, without limiting Section 2.1.3, as between the [ * ] and Merck, exclusively owned by, Merck;

3.3.4.2  the [ * ] shall be bound by obligations of confidentiality at least as stringent as those set forth in Section 6.1 and shall not transfer or provide access to the [ * ] Knockout Mice or any Progeny thereof or any [ * ] or provide or disclose any data or other information relating thereto or any materials derived therefrom to any Person, other than to [ * ] except as may be required by applicable law or regulation; and

Merck shall remain primarily liable and responsible for the acts and omissions [ * ] in accordance and compliance with the terms and conditions of this Agreement.

3.3.5  Merck shall not and Merck shall not [ * ], authorize or enable any Merck Affiliate, [ * ] to, use or attempt to use the Knockout Mice Materials or any Progeny or Knockout Derivatives to ‘reverse-engineer’ the techniques, processes or methods for generating or producing any Knockout Mice Materials or any Progeny.

3.3.6  Merck shall not, and Merck shall not [ * ], authorize or enable any Merck AfIiliate, [ * ] to, assign, sell, have sold, lease, offer to sell or lease, distribute, license, sublicense or otherwise transfer title to or an interest

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in the Knockout Mice Materials (except as permitted under Sections 3.1 , 4.2, and 11.3).

3.4  Except with respect to licenses expressly granted to Merck by Deltagen under this Agreement, for the avoidance of doubt, Merck shall be [ * ] responsible for obtaining any [ * ] that may be required by Merck to use any [ * ].

4 .     MILESTONE PAYMENTS.

4.1.  [ * ] Milestone Payments.     Subject to the terms and conditions of this Agreement including Sections 4.4, 4.5 and 4.6, if and when any [ * ] meet(s) the milestone(s) set forth below in this Section 4.1, Merck shall pay to Deltagen the corresponding milestone payment set forth in this Section below, in each case within [ * ] after such milestone is reached (with each payment to be made with respect to each [ * ] subject to the limitations as set forth in Sections 4.4 and 4.5):

(a)  Upon the designation of an [ * ] and subject to Section 2.10.2, [ * ] for the [ * ] an [ * ] as a [ * ] hereunder, or if Merck exercises its first (lSt) extension option pursuant to Section 2.9.1(b), for the [ * ] an [ * ] is so designated as a [ * ] or if Merck exercises its second (2nd) extension option pursuant to Section 2.9.1(b), for the [ * ] times an [ * ] is so designated as a [ * ] and thereafter, [ * ] (“Milestone Payment One”);

(b)  [ * ] at the initiation of a Phase I clinical trial for an [ * ] (“Milestone Payment Two”);

(c)  [ * ] at the initiation of Phase III clinical trial for an [ * ] (“Milestone Payment Three”); and

(d)  [ * ] upon obtaining the first marketing approval from the FDA or its foreign equivalent in the [ * ] for an [ * ] (“Milestone Payment Four”).

4.2.  [ * ] On a Target Gene-by-Target Gene basis, (i) upon [ * ] pursuant to Section 4.1(a), (ii) a [ * ] payment by Merck to exercise the [ * ] pursuant to Section 2.10.2, and/or (iii) with respect to the Target Genes designated by Merck pursuant to Section 2.10.1, Merck shall have a non-exclusive, non-transferable, non-sublicensable[ * ] , worldwide, [ * ] under the Deltagen Patent Rights, the Deltagen Know-How and the Deltagen Copyrights to (a) access and use DeltaBase for purposes of Merck’s [ * ] and (b) to use the [ * ] corresponding to such Target Gene(s) (and any [ * ]) for [ * ] purposes, [ * ] provided that Merck’s rights granted under this Section shall be subject to Merck’s compliance with its obligations under the terms and conditions of this Agreement, including that Merck thereafter pays all other milestone payments due and payable under this Article 4 with respect to each [ * ] that accrue under the terms of this Agreement.

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Merck hereby acknowledges and agrees that, notwithstanding anything contained in this Agreement, if at any time during or after the term of this Agreement, Merck is in breach of its obligations under this Agreement, including its obligation to make [ * ] this Article 4 with respect to an [ * ] then Deltagen shall have the right to [ * ] in this Section 4.2, upon written notice to Merck if Merck fails to cure such breach within [ * ] of Merck’s receipt of notice from Deltagen of such breach (including by making any milestone payments due and payable to Deltagen within such [ * ]). The foregoing shall not limit any rights or remedies that Deltagen or Merck may [ * ].

4.3.  [ * ] Milestone Payment.    With respect to each [ * ], Merck shall pay to Deltagen a milestone payment of [ * ] within [ * ] of obtaining the [ * ] (or its non-U.S. equivalent from the [ * ]) for such [ * ] and no amounts shall be due hereunder for subsequent or repeated achievement of such milestone with respect to the [ * ]. For the avoidance of doubt, Merck shall, however, be obligated to make the milestone payment set forth in this Section [ * ] with respect to [ * ] if such [ * ] meets all of the requirements of Section 1.22 and has a [ * ] that is associated with more than one particular [ * ] subject to the limitations of Sections 4.4 and 4.5 below.

4.4. Qualification and Limitation by [ * ] and [ * ].    Merck shall be obligated to make the milestone payments set forth above in subsections (a) through (d) of Section 4.1 and in Section 4.3 [ * ] as applicable, regardless of the number of [ * ]. No amounts shall be [ * ]. Accordingly, should the [ * ] with [ * ] respect to [ * ] as applicable [ * ]

So that, by way of example only, and not limitation, [ * ] and [ * ] similarly, if thereafter, [ * ]

By way of further example, if [ * ]. Further, if [ * ]

Similarly, if [ * ]. However, notwithstanding the foregoing, and for the avoidance of doubt, [ * ]

4.5.  Certain [ * ] Milestone Exclusions.    [ * ]

4.6.  [ * ] and Milestone and Other Payment Obligations.

4.6.1  Notwithstanding anything contained in this Agreement, if Deltagen would be entitled to a milestone payment pursuant to Article 4, but for the fact that, at the time any such milestone is reached, the requisite [ * ] in accordance with the requirements of Sections 1.22 or 1.24, as applicable, [ * ] Deltagen’s [ * ] until such time as the required [ * ] provided that at the time such [ * ] the relevant [ * ] or [ * ] as applicable [ * ] development, or [ * ] sold, distributed or otherwise commercialized

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by Merck, its Affiliates, or their [ * ] or their respective successors or assigns.

4.6.2  Unless otherwise expressly agreed in writing with Deltagen, regardless of whether Merck develops or commercializes an [ * ] sells, assigns or otherwise transfers the [ * ] Merck shall be responsible and remain liable for making any and all payments due and payable to Deltagen within [ * ] with respect to all [ * ] and for fulfilling its obligations under this Agreement, including, without limiting the foregoing, under Sections 4.1,4.3,4.6.1,4.7 and 4.8.

4.7.  Records; Updates.    During and after the term of this Agreement, Merck shall, and shall require [ * ] shall, keep and maintain [ * ] of their [ * ] under this Agreement [ * ] sufficient to verify the accuracy of Merck’s [ * ] obligations under this Agreement. In addition [ * ] conducted in connection with this Agreement to the extent [ * ] Merck’s milestone payment obligations hereunder [ * ] the term of this Agreement. During the term of this Agreement, Merck may make [ * ] at Steering Committee meetings.

4.8.  [ * ]    Deltagen shall have the [ * ] pursuant to Section 4.7 and Merck shall [ * ] for inspection by, an [ * ] which is acceptable to Merck (such approval not to be unreasonably withheld or delayed), as may be reasonably requested by Deltagen hereunder to verify any obligation of Merck [ * ] provided that [ * ] Deltagen shall first notify Merck and the Parties [ * ] the [ * ] of Merck to make any [ * ] to Deltagen under this Agreement. If the Parties are [ * ] discussions, and Deltagen reasonably determines in its good faith judgment that an [ * ] then Deltagen may notify Merck that it is [ * ] under this Section. Any such [ * ] shall be during regular business hours at such place or places where such [ * ] as set forth in Section 4.7 above are [ * ], upon reasonable notice and shall be [ * ] solely to [ * ] the [ * ] and Merck’s payment obligations under this Agreement. Such [ * ] shall not be [ * ] in any [ * ]. Any examination by an [ * ] under this Section is to be made at the expense of Deltagen. Any [ * ] shall be [ * ] by Merck to Deltagen. The [ * ] shall only disclose to Deltagen whether or not the [ * ] provided or made under this Article 4 are [ * ], and the amount of any [ * ]. In the event that the [ * ] by Merck to make any payment due and [ * ] to Deltagen under this Agreement [ * ] of [ * ], then Merck shall [ * ] Deltagen for [ * ].

4.9.  Non-Refundable.    [ * ]

5 ..    REPRESENTATIONS AND WARRANTIES.

5.1.  Mutual Representations and Warranties.    Each Party hereby represents and warrants to the other Party as follows:

5.1.1  Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

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5.1.2  Such Party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

5.1.3  All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with its execution of this Agreement have been obtained.

5.1.4  The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of such Party.

5.2.  Deltagen Representations, Warranties and Covenants.    Deltagen hereby represents and warrants to Merck as follows:

5.2.1  [ * ] Deltagen is the [ * ] of the and has the right to [ * ] hereunder.

5.2.2  To [ * ], as of [ * ] Merck of [ * ] (a) the Knockout Mice Materials (including [ * ]) corresponding to such Phenotype Set and the DeltaBase Functionality [ * ]; ( b ) Deltagen’s [ * ] Knockout Mice Materials corresponding to such Phenotype Set licensed and delivered to Merck hereunder [ * ]; and (c) [ * ] .

5.2.3  When operated with the recommended Third Party hardware and software listed on Exhibit B, the DeltaBase Functionality shall [ * ] in accordance with [ * ]. Further, all DeltaBase Upgrades provided by Deltagen [ * ] with commercially available Third Party hardware and software.

5.2.4  To [ * ] the Knockout Mice Materials and DeltaBase, delivered to Merck under this Agreement were [ * ].

5.2.5  For purposes of this Agreement, the terms [ * ] and [ * ] shall mean, in each case, [ * ].

5.3.  DISCLAIMER OF WARRANTIES.

5.3.1  DELTAGEN MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PHENOTYPIC

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OUTCOME OR OTHER RESULTS OF THE PRESENCE OR ABSENCE OF [ * ].

5.3.2  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 3.2.3 AND THIS ARTICLE 5, AND WITHOUT LIMITING THE FOREGOING, DELTAGEN MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE [ * ] THE DELTABASE OR THE KNOCKOUT MICE MATERIALS, OR ANY DELTAGEN INTELLECTUAL PROPERTY, OR WITH RESPECT TO ANY [ * ] INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THE PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY OTHER PERSON.

5.3.3  EXCEPT AS SET FORTH IN SECTION 2.4.1.5 AND WITHOUT LIMITING THE FOREGOING , DELTAGEN MAKES NO REPRESENTATIONS OR WARRANTIES CONCERNING THE AVAILABILITY OF, OR ACCESS TO, DELTABASE, THAT IT WILL BE UNINTERRUPTED, TIMELY, SECURE, OR ERROR-FREE; NOR DOES DELTAGEN MAKE ANY REPRESENTATION OR WARRANTY CONCERNING ANY THIRD PARTY SOFTWARE AND DELTAGEN HEREBY EXPRESSLY DISCLAIMS ANY LIABILITY WITH RESPECT THERETO.

5.4.  [ * ] Deltagen shall make reasonable commercial efforts to [ * ] under the [ * ] Deltagen and [ * ] dated [ * ] as may be reasonably necessary to maintain Deltagen’s rights under the [ * ] in good standing. Deltagen shall notify Merck promptly in the event that either Deltagen [ * ] provides a notice of [ * ] the other party under the [ * ] or in the event of a [ * ] of such Agreement which would [ * ] rights under this Agreement, subject in each instance to any obligations of confidentiality or non-disclosure to which Deltagen may be bound.

6 .    CONFIDENTIALITY.

6.1.  Confidential Information.    During the term of this Agreement, and for a period of [ * ] following the expiration or termination hereof, each Party shall maintain in confidence all Confidential Information disclosed by the other Party, and shall not use, disclose or grant any right to use any of the Confidential Information of the other Party except: (a) as may be approved in advance by the other Party; or (b) as permitted under this Agreement and even then only on a [ * ] to the extent such disclosure is [ * ] in connection with such Party’s activities and is authorized by this Agreement. (c) To the extent that disclosure is expressly authorized by this Agreement, then prior to such authorized disclosure, the disclosing Party hereto shall have obtained the written agreement of any such Person, or ensure that such Person is [ * ] with obligations of confidentiality at [ * ] set forth herein, and which

*	Confidential portions of this document have been redacted and have been filed separately with the Commission.

[ * ] in confidence and not to make any use of the Confidential Information for any purpose other than those permitted by this Agreement, and with respect to a [ * ], prior to any such authorized disclosure, such [ * ] shall have executed a [ * ] Agreement. (d) Each Party shall notify the other Party promptly upon discovery of any [ * ] or [ * ] by the notifying Party, its[ * ] [ * ]of the other Party’s Confidential Information [ * ].

6.2.  Terms of this Agreement.    Except as otherwise provided in Sections 6.1 and 6.3, neither Party shall disclose the terms or conditions of this Agreement, or its subject matter, to any Third Party without the prior written consent of the other Party. Notwithstanding the foregoing, upon execution of this Agreement, the Parties shall agree upon [ * ] a press release that can be used to describe the terms of this transaction in accordance with Section 6.5 below. Further, neither Party shall be entitled to use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure without the express written permission of the other Party, except as may be required by law or regulation (including as set forth in Section 6.3) or as approved by such other Party.

6.3.  Permitted Disclosures.    The confidentiality obligations contained in this Article 6, shall not apply to the extent that the receiving Party (the “Recipient”) is required (a) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, including as may be required in connection with any filings made with the U.S. Securities and Exchange Commission, [ * ](b) where such Party [ * ] to disclose information to [ * ] for purposes of [ * ] provided that [ * ] confidential treatment thereof.

6.4.  Proposed Publications and Presentations.    If Merck [ * ] proposes to make any publications or presentations relating to any Knockout Mouse Materials or any Deltagen Confidential Information (including any DeltaBase Information), Merck shall notify Deltagen and supply to Deltagen a copy of the proposed publication and/or presentation at least [ * ] in advance of such publication or presentation for Deltagen’s prior review. Should Deltagen determine, [ * ] that anything in any proposed publication and/or presentation is Deltagen Confidential Information, then Deltagen may notify Merck, and Merck shall not, and [ * ], publish or disclose such Deltagen Confidential Information and shall delete such Deltagen Confidential Information and [ * ] from any such publication and presentation. As may be appropriate to include in a publication or presentation of Merck or any of [ * ] Merck shall, and shall have the [ * ].

6.5.  Press Release.    Subject to Sections 6.1 and 6.3, neither Party shall make any public announcement concerning the terms of this Agreement or the subject matter hereof, except as required by applicable law, without first submitting to the other Party [ * ] in advance of such proposed announcement, a copy of the proposed announcement for review and obtaining their prior written consent thereto. Promptly upon execution of this Agreement, the Parties shall mutually

*	Confidential portions of this document have been redacted and have been filed separately with the Commission.

agree upon the[ * ] that Deltagen may issue in connection with the execution of this Agreement.

7.     INDEMNIFICATION; AND CERTAIN OTHER PROVISIONS.

7.1.  Merck Indemnity.    Merck shall indemnify and hold Deltagen and its Affiliates and each of their officers, directors, employees, consultants and agents (the “Deltagen Indemnities”) harmless, and hereby forever releases and discharges the Deltagen Indemnities from and against all losses, liabilities, damages and expenses (including [ * ]) resulting from all claims, demands, actions and other proceedings by any Third Party to the extent arising from (a) [ * ] of any [ * ] Merck under this Agreement, or by any [ * ] of any [ * ] of such [ * ] under the terms of a [ * ] Agreement, or by any [ * ] of any representation, warranty or covenant of such [ * ] under the terms of any agreement required to be entered into pursuant to Section 3.3.4, (b) the [ * ] or any of their respective [ * ] of DeltaBase, any Knockout Mice Materials, Progeny, Knockout Derivatives, and/or Merck Derivative Works, [excluding, however, any such use which is covered by [ * ] provided in Section 7.2(d)] (c) the [ * ] of any product by Merck or any [ * ] or [ * ] or [ * ] any of their respective or [ * ] in connection with this Agreement, or (d) [ * ] Merck or any [ * ] or [ * ] or any of their respective [ * ] in the performance of their respective obligations, and their respective activities, under this Agreement, or [ * ] under [ * ] or their [ * ] under any agreement required to be entered into pursuant to Section 3.3.4.

7.2.  Deltagen Indemnity.    Deltagen shall indemnify and hold Merck and Merck Affiliates and each of their officers, directors, employees, consultants and agents (the “Merck Indemnitees”) harmless, and hereby forever releases and discharges the Merck Indemnitees, from and against all losses, liabilities, damages and expenses [ * ] resulting from all claims, demands, actions and other proceedings by any Third Party to the extent arising from (a) [ * ] by Deltagen of any representation, warranty or covenant of Deltagen under this Agreement, (b) the [ * ] of Deltagen in the performance of its obligations to be performed under this Agreement, (c)[ * ], or (d)[ * ], but only to the extent that and without limiting the obligation set forth in Section 7.2(a) such claims, demands, actions and other proceedings arising from the activities set forth in subsections (c) and (d) of this Section are [ * ] covering [ * ] of Knockout Mice, [ * ] or (ii) [ * ] contained within any of [ * ] or any [ * ].

7.3.  Indemnification Procedures.    A Party (the “Indemnitee”) that intends to claim indemnification under this Article 7 shall promptly notify the other Party (the “Indemnitor”) of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification. The Indemnitor shall have the right to participate in, and to the extent the Indemnitor so desires jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however,that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the

*	Confidential portions of this document have been redacted and have been filed separately with the Commission.

Indemnitor, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other Party represented by such counsel in such proceedings. The indemnity obligations under this Article 7 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after notice of any such claim or demand, or the commencement of any such action or other proceeding, if prejudicial to its ability to defend such claim, demand, action or other proceeding, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 7 with respect thereto, but the omission to so deliver notice to the Indemnitor shall not relieve it of any liability that it may have to the Indemnitee otherwise than under this Article 7. The Indemnitor may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Article 7.

7.4.  DISCLAIMER.     [ * ] IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR [ * ] DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION [ * ] WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH LIABILITY OR LOSS, HOWSOEVER CAUSED, AND ON ANY THEORY OF LIABILITY, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT.

7.5.  Third Party Infringement Claim or Action.

7.5.1  If Merck receives notice of a Claim, it shall [ * ] and provide [ * ] with such [ * ] and as [ * ] may [ * ], with respect to such Claim. If Deltagen receives notice of a Claim, it will promptly [ * ].

7.5.2  Upon receipt of notice from Merck or otherwise of a Claim (and without [ * ] set forth in[ * ]), Deltagen shall determine, [ * ] whether [ * ], from the Third Party [ * ] for [ * ] Merck and other DeltaBase Subscribers [ * ](a [ * ]“”), and with respect to any Claim, after making such determination,[ * ]. In the event that Deltagen [ * ], [ * ].

7.5.3  Nothing contained herein shall prevent Merck from independently seeking a Claim Resolution. Merck’s decision as to whether or not to seek a Claim Resolution shall be at Merck’s sole discretion, but after making such determination, Merck shall [ * ].

*	Confidential portions of this document have been redacted and have been filed separately with the Commission.

7.5.4  If Deltagen [ * ], Deltagen shall [ * ] on the terms and conditions as Deltagen provides them[ * ], including the [ * ] by Deltagen for the [ * ] to the Third Party [ * ]. Merck may, however [ * ]. If Merck [ * ] of, or Deltagen is unsuccessful in its efforts to, or does not, [ * ] then (i) Deltagen may immediately [ * ] to the Data Set and Knockout Mice Materials [ * ] up on notice to Merck, and (ii) any continued use by Merck, any [ * ] or any [ * ] of any Data Set or Knockout Mice Materials or other information and materials [ * ] shall be at [ * ], with [ * ] for any Third Party claims arising from any such[ * ], and Deltagen shall have [ * ] with respect to Merck’s [ * ] thereto.

8.    TERMINATION.

8.1.  Term.    The term of this Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to this Article 8, this Agreement shall expire the later of (a) the end of the Subscription Term, or (b) for any Target Gene and its corresponding Knockout Mice Materials and respective Data Set, if the applicable Access Term is longer than the Subscription Term, at the end of such Access Term.

8.2.  Termination for Cause.    A Party may terminate this Agreement (a) upon or after the breach of any material provision of this Agreement by the other Party, if the breaching Party has not cured such breach within [ * ](or[ * ] with respect to ([ * Iii) breach by[ * 1, or (iii) breach by [ * Iafter notice thereof from the other Party), or (b) upon the [ * ] or upon an assignment of a [ * ]for the [ * ]by the other Party; provided, however, that in the case of any [ * Isuch right to terminate shall only become effective if the Party consents to the [ * ]or such [ * ]within[ * ] of the filing thereof.

8.3.  Effect of Expiration and Termination.

8.3.1  Except as expressly set forth in (with respect to Merck Inventions), [(withrespect to any[ * ]) and (with respect to [ * ]), and without limiting the foregoing, if this Agreement [ * ], all rights and licenses granted by or under this Agreement to Merck [ * ] and all such rights shall [ * ] Deltagen [ * ].

8.3.2  Except as expressly set forth in (with respect to Merck Inventions), (with respect to any [ * ] and (with respect to [ * ]), and without limiting the foregoing, upon termination or expiration of the Access Term relating to a Target Gene, (a) [ * ] to access and use the DeltaBase Information comprising the Data Set for such Target Gene, together with all access and use of the corresponding [ * ] shall [ * ] shall [ * ] revert to Deltagen; and (b) Merck shall, and shall, as applicable, require that all [ * ] and all of their respective [ * ] shall, with regard to such Target Gene, (i) cease using DeltaBase, (ii) [ * ] all use of Knockout Mice Materials

*	Confidential portions of this document have been redacted and have been filed separately with the Commission.

and all Knockout Derivatives and Progeny, and (iii) comply with Deltagen’s reasonable instructions for [ * ].

8.3.3  Except as expressly set forth in (with respect to the [ * ]) and (with respect to [ * ]), upon termination or expiration of the earlier of (i) this Agreement or (ii) the last Access Term to commence under this Agreement, Merck shall [ * ] including [ * ] and all other [ * ] including at all Installation Sites; provided that Merck may [ * ] as set forth in [ * ], and [ * ], respectively, subject to the terms and conditions of this Agreement, and Merck shall not be required to return any hardware to Deltagen.

8.3.4  In accordance with Sections 2.10.1, 2.10.2, 2.10.3 and 4.2 and the other terms and conditions of this Agreement, the foregoing provisions set forth in this Section 8.3 shall not apply to [ * ] with respect to which, at the time of expiration or termination, Merck has [ * ] that survives such expiration or termination as set forth in [ * ]; provided that Merck complies with the terms and conditions of this Agreement and makes all [ * ] under Article 4, whether during or after the term of this Agreement, and subject to the terms and conditions of, mas applicable. If any license granted under [ * ] is terminated pursuant to Sections 2.10.1, 2.10.2, 2.10.3 or Section 4.2, as applicable, then the other provisions of this Section 8.3 shall apply thereto, and Merck shall comply therewith, including by ceasing use of all such [ * ] and [ * ] covered by the terminated license, as applicable.

8.3.5  Upon expiration or termination of this Agreement, Merck [ * ]and [ * ], and shall not be required [ * ], [ * ] subject to its continued compliance with the terms and conditions of this Agreement, including those set forth in Section 2.3.3. However, if only an Access Term terminates and not the entire Agreement, the foregoing provisions of this Section shall apply only to the [ * ] comprising the Data Set covered by such Access Term.

8.3.6  The following shall survive any expiration or termination of this Agreement in accordance with the terms and conditions of this Agreement: (i) any accrued obligations, [ * ] until all amounts due hereunder are paid in full, subject to the limitations set forth in Sections 4.4 and 4.5; (ii) any licenses granted to Merck pursuant to Sections 2.10.1, 2.10.2, 2.10.3 and 4.2 which survive such expiration or termination (provided m such license shall remain subject to the provisions of Sections [ * ] and the other applicable terms and conditions of this Agreement); and (iii) the provisions of Sections [ * ], and Articles 1, 4 (if and to the extent [ * ] ), [ * ], and as for Section 6.4, for [ * ] only so long as the subiect matter of such publication or presentation [ * ]). 7, and 11.

*	Confidential portions of this document have been redacted and have been filed separately with the Commission.

8.3.7  Termination or expiration of this Agreement shall not relieve either Party hereto from any obligation to[ * ] or any liability accruing prior to such termination or expiration or pursuant to any provisions of this Agreement that expressly survives termination or expiration thereof nor preclude either Party from pursuing any rights and remedies it may have hereunder in law or equity which accrued prior to such termination or expiration; provided, however, that without limiting either Party’s [ * ]for any breach of this Agreement, neither Merck nor Deltagen shall be entitled to[ * ] wh a tsoever solely as a result of termination of this Agreement.

8.3.8  In the event this Agreement is terminated by Merck under Section 8.2(b) or due to the rejection of this Agreement by or on behalf of Deltagen under Section 365 of the United States Bankruptcy Code (the “Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by Deltagen to Merck are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section lOl(35A) of the Code. The Parties agree that Merck, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against Deltagen under the Code; provided that such license shall remain subject to, and in exercising its rights under, Merck shall act in accordance with, the terms and conditions of this Agreement. The foregoing is without prejudice to any rights Merck may have arising under the Code or other applicable law.

9 .    INTELLECTUAL PROPERTY.

9.1.  Ownership of Intellectual Property Rights.

9.1.1  Notwithstanding anything to the contrary herein, as between Deltagen and Merck, Deltagen owns all right, title and interest in and to DeltaBase (including the DeIt aB ase Information), the Knockout Mice Materials (including the [ * ]), [ * ], Deltagen Intellectual Property and the Excluded Patent Rights, and all worldwide intellectual property rights therein and thereto. Merck shall own all right, title and interest in and to Merck Inventions, Merck Confidential Information [ * ] and [ * ].

9.1.2  Merck shall not, by virtue of this Agreement, acquire any intellectual property rights in or to any Deltagen intellectual property (including in or to DeltaBase (including any DeltaBase Information), or any Knockout Mice Materials, [ * ], Deltagen Intellectual Property or Excluded Patent Rights), [ * ]. Without limiting the foregoing, Merck shall not [ * ] of [ * ] pursuant to Section 2.6 of this Agreement, acquire from Deltagen any

*	Confidential portions of this document have been redacted and have been filed separately with the Commission.

rights in or to such[ * ], including any Deltagen Confidential Information relating thereto, except as expressly granted herein.

9.1.3  Deltagen shall not, by virtue of this Agreement, acquire any intellectual property rights in any intellectual property of Merck or any Merck Affiliates, including [ * ] using DeltaBase Information or Knockout Mice Materials, or otherwise, except that Deltagen shall own [ * ]. Merck’s ownership rights in any Merck [ * ] Inventions, [ * ] and [ * ], and this Section 9.1.3 shall not affect Deltagen’s or its Affiliates right, title or interest in or to DeltaBase or any Knockout Mice Materials, [ * ] Deltagen Intellectual Property or Excluded Patent Rights or in any way limit Sections 9.1 .l or 9.5; and (b) in no event shall this Section 9.1.3 affect or modify the Parties obligations under Article 8 above.

9.2.  Infringements.    If Merck learns of any infringement of Deltagen Patent Rights, it [ * ] but shall [ * ] of relevant [ * ] known to it in connection with such infi-ingement.

9.3.  Patent Prosecution.    Deltagen shall at its sole discretion and expense, have the sole right (but not the obligation) to prosecute, maintain, abandon and/or enforce any and all of the Deltagen Patent Rights as and to the extent Deltagen solely determines appropriate. Deltagen shall advise Merck [ * ] claiming, covering, or relating to DeltaBase, a Target Gene or any Knockout Mice Materials licensed to Merck hereunder, and such patent shall [ * ]. Upon Merck’s request Deltagen shall inform Merck, [ * ] obtain any such patent.

9.4.  [ * ]  Merck shall not, and shall require that all [ * ], [ * ] and their respective successors and assigns do not, [ * ] Deltagen, its Affiliates, and/or any [ * ], including [ * ], (or any of their successors or assigns) to all or any part [ * ](provided and only to the extent that Deltagen, such Affiliates, [ * ] including [ * ], successors and assigns have [ * ] and the [ * ] and [ * ] , as applicable) [ * ] that [ * ] and only to the extent that they [ * ] of (a) any [ * ] or [ * ] (b) [ * ] (c) and/or (d) [ * ]. If Merck [ * ] acts in contravention of this Section 9.4, Deltagen shall be entitled to [ * ] hereunder upon written notice to Merck. Notwithstanding anything herein to the contrary, this Section 9.4 shall not apply to [ * ], and Merck shall be entitled to [ * ], any patent(s) claiming any [ * ], or any patent(s) claiming any [ * ] consisting of [ * ] thereof.

9.5.  No Implied Licenses.    Notwithstanding anything to the contrary in this Agreement, (a) subject to the licenses granted to Merck under Sections 2.1.1, 2.1.2, 2.10.1, 2.10.2, 2.10.3, 3.1, 3.2.2, 4.2, and 10.6 of this Agreement, as between Deltagen and Merck, Deltagen retains all right, title and interest in and to the Deltagen Intellectual Property, the Deltagen Excluded Patent Rights, the Knockout Mice Materials (including the [ * IKnockout Mice and the [ * 1) and all other intellectual property rights of Deltagen, (b) the grants or licenses of rights to Merck hereunder shall be limited to those expressly set forth in this Agreement, and no grants or licenses of any other rights to Merck or any [ * ]or[ * ] shall be

*	Confidential portions of this document have been redacted and have been filed separately with the Commission.

implied under this Agreement. Except as expressly permitted in this Agreement, Merck shall not use, practice, modify, reproduce, distribute, or otherwise transfer or exploit DeltaBase, any Deltagen Intellectual Property, the Excluded Patent Rights, any of the Knockout Mice Materials (including the [ * ] Knockout Mice and the [ * ]), any [ * ] or any other intellectual property rights of Deltagen in whole or in part. Merck acknowledges and agrees that the scope of the rights granted to Merck under Sections 2.1.1, 2.1.2,2.10.1,2.10.2,2.10.3, 3.1, 3.2.2,4.2 and 10.6 may not cover all uses of DeltaBase and the Knockout Mice Materials and the [ * ] and that Merck may have to [ * ] [ * ] and including, but only to the extent outside of [ * ] under the Deltagen Intellectual Property [ * ] hereunder pursuant to the above-referenced Sections in this sentence, from Deltagen. Without limiting the foregoing, Merck hereby acknowledges and agrees that [ * ] itself and/or with or for other Persons, and that [ * ] (i) to [ * ] any such information or data or any intellectual property relating thereto as part of the DeltaBase Information, (ii) to [ * ]any such materials or any[ * ] thereof as part of the Knockout Mice Materials, or (iii) to [ * ] any licenses or rights in or to any intellectual property relating to, or to otherwise provide to Merck, any of the foregoing; except if and to the extent in accordance with the requirements of Exhibit D hereto.

10.    STEERING COMMITTEE.

10.1.  Formation and Purpose. Merck and Deltagen shall establish a Steering Committee (the “Steering Committee”) [ * ].

10.2.  Membership.    Merck and Deltagen each shall appoint, as determined by each Party in its sole discretion, [ * ] members to the Steering Committee. Each Party may replace or substitutes its members at any time. The members to the Steering Committee initially shall be:

Merck Members: [ * ]

Deltagen Members: [ * ]

10.3.  Meetings.    The Steering Committee shall meet [ * ]. [ * ]

10.4.  Minutes.    The Steering Committee shall keep general minutes of the topics and issues discussed at Steering Committee meetings. Drafts of the minutes shall be made available to all Steering Committee members after each meeting. [ * ]

10.5.  Expenses.    Merck and Deltagen shall each bear all expenses, including travel expenses, related to the participation of their designated members to the Steering Committee, respectively.

10.6.  Certain Merck [ * ].    Through the Steering Committee, Merck, and the Merck Affiliates set out in Sections 1.2(a)(i) and (a)(ii), may request from Deltagen in

*	Confidential portions of this document have been redacted and have been filed separately with the Commission.

writing [ * ] that Deltagen uses in the [ * ] (the [ * ] for Merck’s [ * ] as [ * ] for the Knockout Mice Materials under this Agreement. After Deltagen’s receipt of any such request from Merck, the Parties shall discuss Merck’s request in good faith and any [ * ] that the Parties mutually agree will be provided to Merck as set forth herein, shall be referred to in this Section as the [ * ]. [ * ] Notwithstanding the exclusions set forth in Sections 1.18, 1.19, and 1.26, Deltagen hereby grants to Merck [ * ] (and with respect to which Deltagen has the right to grant such license to Merck hereunder subject to[ * ]) for Merck to [ * ] for Merck’s [ * ] use as an [ * ] for the purpose of [ * ] for the [ * ] (x) the applicable Access Term for such Knockout Mice Materials, or (y) the Subscription Term; provided that Deltagen shall not be obligated to grant a license to Merck hereunder if it would incur any [ * ], unless the Parties agree in writing as to the terms whereby Merck shall [ * ].

11.  MISCELLANEOUS.

11.1.  Governmental Consents and Approvals; Compliance with Law.    Each Party shall be responsible, at its own expense, for complying with all applicable laws and obtaining all applicable governmental and regulatory approvals, consents, permits and licenses to perform its duties and responsibilities under this Agreement. Merck shall be responsible for complying with such laws and obtaining all such governmental and regulatory approvals, consents, permits and licenses in connection with any (i) export by [ * ] and their import into any other applicable jurisdiction, as well as in connection with (ii) the [ * ] any such Knockout Materials by Merck or [ * ].

11.2.  Notices.    Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in English and in writing and shall be delivered in person or by DHL, Federal Express (or other courier service requiring signature upon receipt) or sent by first class mail, postage prepaid, or facsimile (confirmed by a telephone conversation with the recipient) to the addresses set forth below (or to such other address as the addressee shall have last furnished in writing to the addressor). Notices shall be effective upon receipt by the addressee.

If to Deltagen	Deltagen, Inc. 740 Bay Road Redwood City, CA 94063 Attention: President cc: General Counsel, at the same address Telephone: (650) 569-5100 Facsimile: (650) 569-5280

*	Confidential portions of this document have been redacted and have been filed separately with the Commission.

If to Merck:	Merck & Co., Inc. One Merck Drive, P.O. Box 100 Whitehouse Station, New Jersey 08889-0100 Attention: [ * ] Telephone: [ * ] Facsimile: [ * ]
With copy to:	Office of the Secretary

11.3.  Assignment.    Except as otherwise expressly provided under this Agreement neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise), without the prior express written consent of the other Party; provided [ * ] that Merck may [ * ] and either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business related to the subject matter of this Agreement, or in the event of its merger, consolidation, change in control or similar transaction (“Change of Control”), [ * ](a) in the event of the Change of Control [ * ] shall [ * ] to disclose such information, and [ * ] and (b) in the event of the Change of Control of [ * ] shall [ * ] to disclose such information, and [ * ]. Any permitted successor or assignee shall assume all obligations of its transferor or assignor under this Agreement. Any purported assignment or transfer in violation of this Section I 1.3 shall be void.

11.4.  Applicable Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of [ * ] without regard to the conflicts of law principles thereof.

11.5.  Entire Agreement; Amendment.    This Agreement, including all Exhibits hereto, contains the entire understanding of the Parties with respect to the DeltaBase and the Knockout Mice Materials. All express or implied representations, agreements and understandings, either oral or written, with regard to such subject matter heretofore made are expressly superseded by this Agreement except that (a) the [ * ] shall remain in full force and effect for [ * ] prior to the Effective Date of this Agreement, and shall remain in full force and effect for [ * ] after the Effective Date of this Agreement, and (b) the [ * ] shall remain in full force and effect for [ * ] made thereunder. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties.

11.6.  Headings; Interpretation.    The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof. In this Agreement, the singular shall include the plural and vice versa and the word “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The term [ * ] as used in this Agreement [ * ] obtained by Merck under this

*	Confidential portions of this document have been redacted and have been filed separately with the Commission.

Agreement shall remain subject to Merck’s compliance with the terms and conditions set forth in this Agreement.

11.7.  Independent Contractors.    Each Party hereby acknowledges that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of the other Party to do so.

11.8.  Waiver.    The waiver by a Party of any right hereunder, or of any failure to perform or breach by the other Party hereunder, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other Party hereunder whether of a similar nature or otherwise.

11.9.  Force Maieure.    A Party shall neither be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any obligation under this Agreement (other than an obligation for the payment of money) to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of such Party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party, provided & the affected Party notifies the other Party and makes all reasonable efforts to mitigate or remedy the effect of such force majeure event.

11.10.  Other Activities.    Except as may otherwise be expressly provided in this Agreement, nothing in this Agreement shall preclude either Party from [ * ]

11.11.  Severability.    If any provision of this Agreement, or the application thereof to any person, entity, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, entities, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth herein. In such event, the Parties shall negotiate, in good faith, a substitute, valid and enforceable provision or agreement that most nearly effects the Parties’ intent in entering into this Agreement.

11.12.  Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

*	Confidential portions of this document have been redacted and have been filed separately with the Commission.

11.13.  Dispute Resolution.    The Parties shall initially attempt in good faith to resolve any significant controversy, claim, or dispute arising out of or relating to this Agreement or any significant breach thereof (hereinafter collectively referred to as a “Dispute”) throught [ * ] between [ * ] of Mercki and Deltagen. If the Dispute is not resolved within thirty (30) days (or such other period of time mutually agreed upon by the Parties) of commencing such [ * ], or if the Party against which a claim has been asserted [ * ] or does not [ *] (or such other period of time mutually agreed upon by the Parties) from the date of notice of a Dispute, then the Parties may [ * ]. Nothing in this Agreement shall prevent either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party’s name, trade secrets, or any other proprietary rights.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

DELTAGEN, INC.		MERCK & CO., INC.

By:	[ * ]	By:	[ * ]

Name:	[ * ]	Name:	[ * ]

Title:	[ * ]	Title:	[ * ]

*	Confidential portions of this document have been redacted and have been filed separately with the Commission.

EXHIBIT A

DeltaBase Specification and Access

* [ 3 pages deleted]

*	Confidential portions of this document have been redacted and have been filed separately with the Commission.

EXHIBIT B

Required Third Party Software and Hardware

* [3 pages deleted]

*	Confidential portions of this document have been redacted and have been filed separately with the Commission.

EXHIBIT C

Installation, Maintenance, Training and Support Plan

* [4 pages deleted]

*	Confidential portions of this document have been redacted and have been filed separately with the Commission.

EXHIBIT D

Content Criteria

* [42 pages deleted]
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*	Confidential portions of this document have been redacted and have been filed separately with the Commission.

EXHIBIT E

* [2 pages deleted]

*	Confidential portions of this document have been redacted and have been filed separately with the Commission.

EXHIBIT F

Form of Material Transfer Agreement

* [8 pages deleted]

*	Confidential portions of this document have been redacted and have been filed separately with the Commission.